Exhibit 10.55

CREDIT AGREEMENT

Dated as of August 11, 2003

among

THE GYMBOREE CORPORATION, and

Certain Additional Borrowers Named Herein,

collectively, as the Borrowers,

and

BANK OF AMERICA, N.A.,

as the Lender

TABLE OF CONTENTS

ARTICLE I.	DEFINITIONS AND ACCOUNTING TERMS	1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	18
1.03	Accounting Terms	19
1.04	Rounding	19
1.05	References to Agreements and Laws	19
1.06	Times of Day	19
1.07	Letter of Credit Amounts	19
1.08	Additional Alternative Currencies	20
1.09	Redenomination of Certain Alternative Currencies	20
ARTICLE II.	THE COMMITMENT AND CREDIT EXTENSIONS	20
2.01	Loans	20
2.02	Borrowings, Conversions and Continuations of Loans	20
2.03	Letters of Credit	22
2.04	Prepayments	27
2.05	Termination or Reduction of Commitment	28
2.06	Repayment of Loans	28
2.07	Interest	28
2.08	Fees	29
2.09	Computation of Interest and Fees	29
2.10	Evidence of Debt	30
2.11	Payments Generally	30
2.12	Option to Increase Commitment	30
ARTICLE III.	TAXES, YIELD PROTECTION AND ILLEGALITY	31
3.01	Taxes	31
3.02	Illegality	32
3.03	Inability to Determine Eurodollar Rate	32
3.04	Increased Cost and Reduced Return; Capital Adequacy	32
3.05	Funding Losses	33
3.06	Requests for Compensation	33
3.07	Survival	34
ARTICLE IV.	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	34
4.01	Conditions of Initial Credit Extension	34
4.02	Conditions to all Credit Extensions	35
ARTICLE V.	REPRESENTATIONS AND WARRANTIES	36
5.01	Existence, Qualification and Power; Compliance with Laws	36
5.02	Authorization; No Contravention	36
5.03	Governmental Authorization; Other Consents	36
5.04	Binding Effect	36
5.05	Financial Statements; No Material Adverse Effect	36
5.06	Litigation	37

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5.07	No Default	37
5.08	Ownership of Property; Liens	37
5.09	Existing Credit Agreement	37
5.10	Environmental Compliance	38
5.11	Insurance	38
5.12	Taxes	38
5.13	ERISA Compliance	38
5.14	Subsidiaries	39
5.15	Margin Regulations; Investment Company Act; Public Utility Holding Company Act	39
5.16	Disclosure	39
5.17	Compliance with Laws	40
5.18	Tax Shelter Regulations	40
5.19	Intellectual Property; Licenses, Etc	40
ARTICLE VI.	AFFIRMATIVE COVENANTS	40
6.01	Financial Statements	41
6.02	Certificates; Other Information	41
6.03	Notices	42
6.04	Payment of Obligations	43
6.05	Preservation of Existence, Etc	43
6.06	Maintenance of Properties	43
6.07	Maintenance of Insurance	43
6.08	Compliance with Laws	44
6.09	Books and Records	44
6.10	Inspection Rights	44
6.11	Use of Proceeds	44
6.12	Additional Guarantors	44
6.13	Existing Credit Agreement	44
ARTICLE VII.	NEGATIVE COVENANTS	45
7.01	Liens	45
7.02	Investments	46
7.03	Indebtedness	47
7.04	Fundamental Changes	48
7.05	Dispositions	48
7.06	Restricted Payments	49
7.07	Change in Nature of Business	49
7.08	Transactions with Affiliates	49
7.09	Burdensome Agreements	49
7.10	Use of Proceeds	50
7.11	Financial Covenants	50
7.12	Capital Expenditures	50
7.13	Inoperative Subsidiaries	50
ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES	50
8.01	Events of Default	50
8.02	Remedies Upon Event of Default	52

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8.03	Application of Funds	53
ARTICLE IX.	MISCELLANEOUS	53
9.01	Amendments; Etc	53
9.02	Notices and Other Communications; Facsimile Copies	53
9.03	No Waiver; Cumulative Remedies	54
9.04	Attorney Costs, Expenses and Taxes	54
9.05	Indemnification by the Borrowers	55
9.06	Payments Set Aside	55
9.07	Successors and Assigns	56
9.08	Confidentiality	58
9.09	Set-off	58
9.10	Interest Rate Limitation	59
9.11	Automatic Debits of Fees	59
9.12	Joint and Several Liability	59
9.13	Contribution and Indemnification among the Borrowers	60
9.14	Agency of the Company for each other Borrower	61
9.15	Counterparts	61
9.16	Integration	61
9.17	Survival of Representations and Warranties	61
9.18	Severability	61
9.19	Governing Law	62
9.20	Waiver of Right to Trial by Jury	62
9.21	Time of the Essence	62
9.22	Entire Agreement	62
SIGNATURES
SCHEDULES
1.01 (e)	Existing Letters of Credit
1.01 (g)	Guarantors
5.05	Supplement to Interim Financial Statements
5.06	Litigation
5.09	Existing Credit Agreement Lien Filings
5.10	Environmental Matters
5.14	Subsidiaries and Other Equity Investments
5.19	Intellectual Property Matters
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
9.02	Lending Office, Addresses for Notices

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EXHIBITS
Form of
A	Loan Notice
B	Note
C	Compliance Certificate
D	Guaranty
E	Opinion Matters
F	Request To Increase Commitment

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CREDIT AGREEMENT

     This CREDIT AGREEMENT (“Agreement”) is entered into as of August 11, 2003 by and among THE GYMBOREE CORPORATION, a Delaware corporation (the “Company”) and each Borrower named in the signature pages hereof (together with the Company, each a “Borrower” and, collectively, the “Borrowers”) and BANK OF AMERICA, N.A. (the “Lender”).

     WHEREAS, the Company has requested the Lender to make available to the Borrowers a revolving line of credit for loans and letters of credit in an amount not to exceed in the aggregate of $60,000,000 (subject to an option to increase the amount by a further $10,000,000 on the terms and conditions herein) and which extensions of credit the Borrowers will use for their working capital needs, capital expenditures and general business purposes.

     WHEREAS, the Lender has agreed to make available to the Borrowers a revolving line of credit upon the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Lender and the Borrowers hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

     “Accommodation Payment” has the meaning specified in Section 9.12.

     “Acquisition” has the meaning specified in Section 7.02(h).

     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

     “Agreement” means this Credit Agreement.

     “Allocable Amount” has the meaning specified in Section 9.12.

     “Alternative Currency” means each of Euro, Sterling and Canadian Dollars, and each other currency (other than Dollars) which is approved by the Lender in accordance with Section 1.08.

     “Applicable Rate” means the following percentages per annum, based upon the Consolidated Adjusted Leverage Ratio as set forth in the most recent Compliance Certificate received by the Lender pursuant to Section 6.02(a):

Applicable Rate

			Eurodollar Rate Loans/
			Letters of Credit	Base Rate Loans
Pricing Level	Consolidated Adjusted Leverage Ratio	Unused Line Fee (%)	(%)	(%)

1	> 2.50:1.00 but ≤ 3.00:1.00	0.500	1.50	0.25
2	> 2.25:1.00 but ≤ 2.50:1.00	0.375	1.25	0.00
3	> 2.00:1.00 but ≤ 2.25:1.00	0.375	1.00	0.00
4	≤ 2.00:1.00	0.250	0.75	0.00

     Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Adjusted Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered. The Applicable Rate in effect from the Closing Date through the date the Company delivers its Compliance Certificate in respect of its fiscal quarter ending nearest July 31, 2003 pursuant to Section 6.02(a) shall be determined based upon Pricing Level 2, subject to the preceding proviso.

     “Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Lender to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

     “Approved Fund” has the meaning specified in Section 9.07(f).

     “Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

     “Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

     “Audit Firm” has the meaning specified in Section 6.01(a).

     “Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended February 1, 2003, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

     “Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

     “Availability Period” means the period from and including the Closing Date to the Maturity Date.

     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Lender as its “prime rate.” The “prime rate” is a rate set by the Lender based upon various factors including the Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.

     “Benchmark Date” means the last day of the fiscal quarter of the Company ended nearest May 3, 2003.

     “Borrower” has the meaning specified in the introductory paragraph hereto.

     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lending Office is located and:

(a) if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to an L/C Credit Extension with respect to any Letter of Credit denominated in Euro, means a TARGET Day; and

(c) if such day relates to an L/C Credit Extension with respect to a Letter of Credit denominated in a currency other than Dollars or Euro, means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

     “Canadian Dollars” or “C$” means the lawful currency of Canada.

     “Capital Leases” means any Capital Lease or sublease that is required by GAAP to be capitalized on a balance sheet.

     “Cash Collateralize” has the meaning specified in Section 2.03(f).

     “Change of Control” means, with respect to any Person, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived by the Lender.

     “Code” means the Internal Revenue Code of 1986.

     “Commercial L/C Fee Letter” means the letter agreement dated as of August 11, 2003 between the Company and the Lender.

     “Commitment” means the obligation of the Lender to make Loans and other Credit Extensions hereunder in an aggregate principal amount at any one time not to exceed: $60,000,000, or, as such amount may be adjusted from time to time in accordance with Section 2.05 or Section 2.12 of this Agreement.

     “Company” has the meaning specified in the introductory paragraph hereto.

     “Compliance Certificate” means a certificate substantially in the form of Exhibit C.

     “Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Charges, (b) the provision for federal, state, local and foreign income taxes payable by the Company and its Subsidiaries, and (c) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income.

     “Consolidated Adjusted EBITDAR” means, for any period, Consolidated EBITDA plus Lease Expenses.

     “Consolidated Adjusted Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date plus six times the amount of Lease Expenses for the Subject Period to (b) Consolidated Adjusted EBITDAR for the Subject Period.

     “Consolidated Asset Coverage Ratio” means, as of any date of determination, in respect of the Company and its Subsidiaries on a consolidated basis, the ratio of (a) the sum of cash, marketable securities, trade accounts receivable arising in the ordinary course of business, and inventory as of that date determined in accordance with GAAP, consistently applied, to (b) as of that date, the sum of current liabilities determined in accordance with GAAP, consistently applied, plus, without duplication, all Outstanding Amounts.

     “Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all fixed and non-contingent direct obligations arising under standby letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments (other than commercial letters of credit), (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of Capital Leases, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Company or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Company or such Subsidiary.

     “Consolidated Interest Charges” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Company and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, consistently applied, and (b) the portion of rent expense of the Company and its Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP, consistently applied.

     “Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

     “Consolidated Tangible Net Worth” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, Shareholders’ Equity of the Company and its Subsidiaries on that date minus the Intangible Assets of the Company and its Subsidiaries on that date.

     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     “Control” has the meaning specified in the definition of “Affiliate.”

     “Credit Extension” means each of the following: (a) a borrowing of a Loan and (b) an L/C Credit Extension.

     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

     “Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

     “Dollar,” “dollar” and “$” mean lawful money of the United States.

     “Dollar Equivalent” means, at any time (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars, as determined by the Lender at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

     “Domestic Subsidiary” means any Subsidiary of the Company that is organized under the laws of any political subdivision of the United States.

     “Eligible Assignee” has the meaning specified in Section 9.07(f).

     “EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998, as amended from time to time.

     “EMU Legislation” means the legislative measure of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the “euro” or otherwise).

     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

     “ERISA” means the Employee Retirement Income Security Act of 1974.

     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 400 1(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

     “Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.

     “Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

     “Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Lender pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate

1.00 — Eurodollar Reserve Percentage

     Where,

“Eurodollar Base Rate” means, for such Interest Period:

(a) the rate per annum equal to the rate determined by the Lender to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Lender to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Lender as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Lender’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period; and

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day applicable to the Lender under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

     “Eurodollar Rate Loan” means a Loan that bears interest based on the Eurodollar Rate.

     “Event of Default” has the meaning specified in Section 8.01.

     “Existing Credit Agreement” means that certain Credit Agreement dated as of August 24, 2000 among the Company, the additional Borrowers named therein, Fleet Retail Finance Inc. (as administrative agent), Back Bay Capital Funding LLC and the additional financial institutions named therein.

     “Existing Letters of Credit” means the letter(s) of credit listed in Schedule 1.01(e) attached hereto.

     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Lender on such day on such transactions as determined by the Lender.

     “Fleet Takeout SLC” means the Standby Letter of Credit issued by the Lender at the Closing Date to Fleet Retail Finance Inc. in an amount equal to 105% of the aggregate undrawn face amounts of all letters of credit outstanding as of the Closing Date under the Existing Credit Agreement.

     “FRB” means the Board of Governors of the Federal Reserve System of the United States.

     “Fund” has the meaning specified in Section 9.07(f).

     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as maybe approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.

     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     “Guarantors” mean, initially, each of the Guarantors listed in Schedule 1.01(g) attached hereto, and from time to time, each such Guarantor, together with any Person who, following the Closing Date, executes and delivers a Guaranty pursuant to Section 6.12.

     “Guaranty” means the Guaranty made by each Guarantor in favor of the Lender, substantially in the form of Exhibit D.

     “Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

     “Honor Date” has the meaning specified in Section 2.03(c)(i).

     “ICC” has the meaning specified in Section 2.03(g).

     “Increase Effective Date” has the meaning specified in Section 2.12.

     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capital Leases and Synthetic Lease Obligations; and

(g) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

     “Indemnified Liabilities” has the meaning specified in Section 9.05.

     “Indemnitees” has the meaning specified in Section 9.05.

     “Information” has the meaning specified in Section 9.08.

     “Inoperative Subsidiary” means each of Gymboree Japan K.K., a Japanese corporation, Gymboree Industries Holdings Limited, an Irish corporation, GOFI96 Limited, an Irish corporation, and Gymboree U. K. Limited, a company incorporated under the laws of England and Wales.

     “Intangible Assets” means assets that are considered to be intangible assets under GAAP, consistently applied.

     “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

     “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

     “IP Rights” has the meaning specified in Section 5.19.

     “IRS” means the United States Internal Revenue Service.

     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

     “L/C Availability Termination Date” means the day that is seven days prior to the Scheduled Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof or the renewal or increase of the amount thereof.

     “L/C Issuer” has the meaning specified in Section 2.03(a).

     “L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all unreimbursed drawings under all Letters of Credit.

     “Lease Expenses” means, for any period, all payments of the Company and its Subsidiaries in respect of Minimum Rent and Percentage Rent, under any and all leases that are not Capital Leases.

     “Lender” has the meaning specified in the introductory paragraph hereto.

     “Lender Party” has the meaning specified in Section 9.11.

     “Lending Office” means the office or offices of the Lender described as such on Schedule 9.02, or such other office or offices as the Lender may from time to time notify the Borrower.

     “Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a Standby Letter of Credit.

     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Lender.

     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

     “Loan” has the meaning specified in Section 2.01.

     “Loan Documents” means this Agreement, any Note, the Guaranties, the Loan Notices, the Letters of Credit, applications for, or reimbursement agreements or other documents or certificates executed by any Borrower in favor of the Lender relating to the Loans or the Letters of Credit, and any certificates delivered by or on behalf of any Loan Party pursuant hereto.

     “Loan Notice” means a notice of (a) a borrowing of a Loan, (b) a conversion of a Loan from one Type to the other, or (c) a continuation of a Eurodollar Rate Loan as the same Type, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

     “Loan Parties” means, collectively, the Borrowers and each Guarantor.

     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

     “Maturity Date” means (a) the Scheduled Maturity Date, or (b) such earlier date upon which the Commitment may be terminated in accordance with the terms hereof.

     “Material Subsidiary” means, at any time, any Subsidiary that meets either of the following conditions at such time: (a) such Subsidiary’s consolidated total revenues for the period of the immediately preceding fiscal year is equal to or greater than 5% of the consolidated total revenues of the Company and its Subsidiaries for such period, determined in accordance with GAAP, consistently applied, in each case as reflected in the most recent annual financial statements required to be delivered pursuant to Section 6.01(d), or (b) such Subsidiary’s total consolidated assets, as of the last day of the immediately preceding fiscal year, are equal to or greater than 5% of the consolidated total assets of the Company and its Subsidiaries as of such date, determined in accordance with GAAP, consistently applied, in each case as reflected in the most recent annual financial statements of the Company required to be delivered pursuant to Section 6.01(d).

     “Maximum Rate” has the meaning specified in Section 9.10.

     “Minimum Rent” means, in respect of any lease, any obligation to pay regularly-scheduled, periodic rent or any prepayment or deposit in respect of rent, other than Percentage Rent.

     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

     “Net Cash Proceeds” means:

     (a)  with respect to the Disposition of any property by the Company or any Subsidiary, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such Disposition (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with the Disposition thereof (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses incurred by the Company or any Subsidiary in connection with such Disposition, and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant Disposition as a result of any gain recognized in connection therewith; and

     (b)  with respect to the Disposition of any capital stock or other equity interest by any Borrower, the excess of (i) the sum of the cash and cash equivalents received in connection with such sale over (ii) the underwriting discounts and commissions, and other out-of-pocket expenses, incurred by such Borrower in connection with such Disposition.

     “Note” means a promissory note made by any Borrower in favor of the Lender evidencing Loans made by the Lender, substantially in the form of Exhibit B.

     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

     “Other Taxes” has the meaning specified in Section 3.01(b).

     “Outstanding Amount” means (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

     “Participant” has the meaning specified in Section 9.07(c).

     “Participating Member State” means each state so described in any EMU Legislation.

     “PBGC” means the Pension Benefit Guaranty Corporation.

     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

     “Percentage Rent” means, in respect of any lease, any obligation to pay rental amounts that vary in accordance with revenue, sales, traffic or other relevant factor.

     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

     “Request for Credit Extension” means (a) with respect to a borrowing, conversion or continuation of a Loan, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

     “Responsible Officer” means the chief executive officer, president, chief financial officer, controller or treasury director of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

     “Revaluation Date” means each of the following: (a) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (b) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, and (c) such additional dates as the Lender shall specify.

     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

     “Scheduled Maturity Date” means August 11, 2006.

     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

     “Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Company and its Subsidiaries as of that date determined in accordance with GAAP, consistently applied.

     “Specified Level” means (a) in relation to Gymboree Japan KK, the Dollar Equivalent of YEN69,000,000, (b) in relation to Gymboree Industries Holdings Limited, the Dollar Equivalent of EUR26,000, (c) in relation to GOF196 Limited, the Dollar Equivalent of EUR370,000, and (d) in relation to Gymboree U.K. Limited, the Dollar Equivalent of £935,000.

     “Spot Rate” for a currency means the rate quoted by the Lender as the spot-rate for the purchase by the Lender of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., on the date two Business Days prior to the date as of which the foreign exchange computation is made.

     “Standby Letter of Credit” means any standby letter of credit and, in respect of instruments issued outside of the United States, any similar undertaking of the Person issuing such instrument in form and substance satisfactory to the Lender.

     “Standby Letter of Credit Sublimit” means, at any time, an amount equal to $10,000,000 plus the amount available at such time to be drawn under the Fleet Takeout SLC, as such amount may be reduced pursuant to Section 2.05. The Standby Letter of Credit Sublimit is part of, and not in addition to, the Commitment.

     “Standby L/C Obligations” means, at any time, the aggregate L/C Obligations in respect of Standby Letters of Credit at such time.

     “Subject Period” means, as of any date of determination, the period of four consecutive fiscal quarters most recently ended on or before such date.

     “Sterling” or “£” means the lawful currency of the United Kingdom.

     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

     “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System (or, if such clearing system ceases to be operative, such other clearing (if any) determined by the Lender to be a suitable replacement) is operating.

     “Taxes” has the meaning specified in Section 3.01(a).

     “Threshold Amount” means $2,500,000.

     “Total Outstandings” means, at any time, the aggregate Outstanding Amount of all Loans and all L/C Obligations at such time.

     “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

     “UFCA” has the meaning specified in Section 9.12.

     “UFTA” has the meaning specified in Section 9.12.

     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

     “United States” and “U.S.” mean the United States of America.

     “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

     “Yen” means the lawful currency of Japan.

     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

     (a)  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

     (b)  (i) The words “herein,” “hereto,” “hereof’ and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

     (ii)  Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

     (iii)  The term “including” is by way of example and not limitation.

     (iv)  The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

     (c)  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

     (d)  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

     1.03 Accounting Terms.

     (a)  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

     (b)  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Lender shall so request, the Lender and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

     1.04 Rounding. Any financial ratios required to be maintained by any Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

     1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

     1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

     1.07 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of

Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

     1.08 Additional Alternative Currencies. The Borrowers may from time to time request Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency.” Any such requests shall be made to the Lender not later than 10:00 a.m., 15 Business Days prior to the date of the desired L/C Credit Extension. If the Lender consents, in its discretion, to issuing Letters of Credit in such requested currency, the Lender shall so notify the Borrowers within five Business Days and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder.

     1.09 Redenomination of Certain Alternative Currencies.

     (a)  Each obligation of any Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency.

     (b)  Each provision of this Agreement shall be subject to such reasonable changes of construction as the Lender may from time to time specify to be appropriate to reflect (i) the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro, or (ii) a change in currency of any other country and any relevant market conventions or practices relating to such change in currency.

ARTICLE II.
THE COMMITMENT AND CREDIT EXTENSIONS

     2.01 Loans. Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the Commitment; provided, however, that after giving effect to any borrowing, the Total Outstandings shall not exceed the Commitment. Within the limits of the Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. A Loan may be a Base Rate Loan or a Eurodollar Rate Loan, as further provided herein.

     2.02 Borrowings, Conversions and Continuations of Loans.

     (a)  Each borrowing, each conversion of a Loan from one Type to the other, and each continuation of a Eurodollar Rate Loan shall be made upon the Company’s irrevocable notice to the Lender, which may be given by telephone. Each such notice must be received by the Lender not later than 10:00 a.m. (i) three Business Days prior to the requested date of any borrowing of, conversion to or continuation of a Eurodollar Rate Loan or of any conversion of a Eurodollar Rate Loan to a Base Rate Loan, and (ii) on the requested date of any borrowing of a Base Rate

Loan. Notwithstanding anything to the contrary contained herein, but subject to the provisions of Section 9.02(d), any such telephonic notice may be given by an individual who has been authorized in writing to do so by a Responsible Officer of the Company. Each such telephonic notice must be confirmed promptly by delivery to the Lender of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Each borrowing of, conversion to or continuation of a Eurodollar Rate Loan shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof. Except as provided in Section 2.03(c), each borrowing of or conversion to a Base Rate Loan shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) the Borrower that the request relates to, (ii) whether the Company is requesting a borrowing, a conversion of a Loan from one Type to the other, or a continuation of a Eurodollar Rate Loan, (iii) the requested date of the borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iv) the principal amount of the Loan to be borrowed, converted or continued, (v) the Type of Loan to be borrowed or to which an existing Loan is to be converted, and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Company fails to specify a Type of Loan in a Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Loan shall be made as, or converted to, a Base Rate Loan. Any such automatic conversion to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loan. If the Company requests a borrowing of, conversion to, or continuation of a Eurodollar Rate Loan in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

     (b)  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if a borrowing is the initial Credit Extension, Section 4.01), the Lender shall make the proceeds of each Loan available to the applicable Borrower either by (i) crediting the account of the Company on the books of the Lender with the amount of such proceeds or (ii) wire transfer of such proceeds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Company; provided, however, that if on the date of the Loan Notice with respect to such borrowing is given, there are drawings under Letters of Credit that have not been reimbursed by the applicable Borrower, then the proceeds of such borrowing shall be applied, first, to the payment in full of any such unreimbursed drawings, and second, to the Company as provided above.

     (c)  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loan may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Lender.

     (d)  The Lender shall promptly notify the Company of the interest rate applicable to any Interest Period for a Eurodollar Rate Loan upon determination of such interest rate. The determination of the Eurodollar Rate by the Lender shall be conclusive in the absence of manifest error. At any time that a Base Rate Loan is outstanding, the Lender shall notify the Company of any change in the Lender’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

     (e)  After giving effect to all borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than seven Interest Periods in effect.

     2.03 Letters of Credit.

     (a)  The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, the Lender agrees (A) from time to time on any Business Day during the period from the Closing Date until the L/C Availability Termination Date, to issue or cause one or more of its Affiliates to issue (any such issuer, “L/C Issuer”) Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of any Borrower, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (B) to honor (or cause such L/C Issuer to honor) drafts under the Letters of Credit; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit if as of the date of such L/C Credit Extension, (y) the Total Outstandings would exceed the Commitment, or (z) the Outstanding Amount of the Standby L/C Obligations would exceed the Standby Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The Lender shall be under no obligation to issue or cause any other L/C Issuer to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur (y) in relation to Standby Letters of Credit, more than 12 months after the date of issuance or last renewal or more than 12 months after the Scheduled Maturity Date, or (z) in relation to commercial Letters of

Credit, more than 180 days after the date of issuance or last renewal or more than 90 days after the Scheduled Maturity Date;

(C) the issuance of such Letter of Credit would violate one or more policies of the Lender;

(D) such Letter of Credit is in an initial amount less than $3,000, or is to be denominated in a currency other than Dollars or an Alternative Currency; or

(E) such Letter of Credit, if a commercial Letter of Credit, provides for (y) time drafts having a maximum tenor in excess of 180 days, or (z) provides for time drafts having a maximum tenor which, if such drafts were presented on the expiry date of such Letter of Credit, would result in a maturity date that is later than 90 days after the Scheduled Maturity Date.

(iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

     (b)  Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the Lender in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Such Letter of Credit Application must be received by the Lender (i) not later than 10:00 a.m., at least two Business Days (or such later date and time as the Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in Dollars, and (ii) not later than 10:00 a.m. at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in an Alternative Currency. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Lender or L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Lender or L/C Issuer may require.

(ii) Upon the Lender’s determination that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.

(iii) If the applicable Borrower so requests in any applicable Letter of Credit Application for any Standby Letter of Credit, the Lender may, in its sole and absolute discretion, agree to issue or cause the L/C Issuer to issue a Standby Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Lender to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued. Unless otherwise directed by the Lender, the applicable Borrower shall not be required to make a specific request to the Lender for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lender shall, subject to the terms and conditions set forth herein, permit the renewal of such Letter of Credit to an expiry date not later than 12 months after the Scheduled Maturity Date; provided, however, that the Lender shall have no obligation to permit the renewal of any Auto-Renewal Letter of Credit at any time if it has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise).

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Lender will also deliver (or cause the L/C Issuer to deliver) to the applicable Borrower a true and complete copy of such Letter of Credit or amendment.

     (c)  Drawings and Reimbursements.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Lender shall notify (or cause the L/C Issuer to notify) the applicable Borrower thereof. Not later than 10:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit denominated in Dollars, or the Applicable Time on the date of any payment by the Lender under a Letter of Credit denominated in an Alternative Currency (each such date, an “Honor Date”), the applicable Borrower shall reimburse the Lender in an amount equal to the amount of such drawing and in the applicable currency. If the applicable Borrower fails to so reimburse the Lender, such Borrower shall be deemed to have requested a borrowing of a Base Rate Loan to be disbursed on the Honor Date in a Dollar Equivalent amount equal to the amount of such unreimbursed drawing (the “Unreimbursed Amount”), without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitment and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice).

(ii) If the applicable Borrower fails to reimburse the Lender for any drawing under any Letter of Credit (whether by means of a borrowing or otherwise), such Unreimbursed Amount shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.

     (d)  Obligations Absolute. The obligation of the Borrowers to reimburse the Lender for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that any Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrowers or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower.

     Each Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, such Borrower will immediately notify the Lender. Such Borrower shall be conclusively deemed to have waived any such claim against the Lender and its correspondents unless such notice is given as aforesaid.

     (e)  Role of Lender. Each Borrower agrees that, in paying any drawing under a Letter of Credit, neither the L/C Issuer nor the Lender shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Borrower pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Lender, L/C Issuer, any of their Affiliates, any of the respective officers, directors, employees, agents or attorneys-in-fact of the Lender, L/C Issuer and their Affiliates, nor any of the respective correspondents, participants or assignees of the Lender or L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(d) provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the Lender, and the Lender may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the Lender’s or L/C Issuer’s willful misconduct or gross negligence or the Lender’s or L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Lender and L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Lender and L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

     (f)  Cash Collateral. Upon the request of the Lender, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has not been reimbursed on the applicable Honor Date, or (ii) if, as of the Maturity Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the applicable Honor Date or the Maturity Date, as the case may be). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Lender, as collateral for the L/C Obligations, cash or deposit account balances, in currencies satisfactory to the Lender, pursuant to documentation in form and substance satisfactory to the Lender. Derivatives of such term have corresponding meanings. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Lender.

     (g)  Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the Lender and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance

(including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

     (h)  Letter of Credit Fees.

(i) Standby Letters of Credit. The applicable Borrower shall pay to the Lender a letter of credit fee for each Standby Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such letter of credit fees shall be computed on a quarterly basis in arrears, and shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Such fees shall be fully earned when paid and are non-refundable.

(ii) Commercial Letters of Credit. The applicable Borrower shall pay to the Lender a letter of credit fee for each commercial Letter of Credit equal to the applicable fee set out in the Commercial L/C Fee Letter. Such fees shall be fully earned when paid and are non-refundable.

     (i)  Documentary and Processing Charges Payable to Lender. In relation to Standby Letters of Credit, the applicable Borrower shall pay to the Lender in Dollars or such Alternative Currency as shall be separately agreed, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

     (j)  Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

     2.04 Prepayments.

     (a)  Each Borrower may, upon notice to the Lender, at any time or from time to time voluntarily prepay any Loan in whole or in part without premium or penalty; provided that (i) such notice must be received by the Lender not later than 10:00 a.m. (A) three Business Days prior to any date of prepayment of a Eurodollar Rate Loan, and (B) on the date of prepayment of a Base Rate Loan; (ii) any prepayment of a Eurodollar Rate Loan shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof; and (iii) any prepayment of a Base Rate Loan shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loan(s) to be prepaid. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.

     (b)  If for any reason the Total Outstandings at any time exceed the Commitment then in effect, the Borrowers shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless and to the extent that, after the prepayment in full of the Loans, the Total Outstandings exceed the Commitment then in effect.

     (c)  If the Company or any Subsidiary Disposes of any property in transactions (other than those expressly permitted by Section 7.05(a), (b), (c), (d), (e), (f) and (g)) which in the aggregate will result in the realization by the Company or such Subsidiary of Net Cash Proceeds (determined as of the date of such Disposition, whether or not such Net Cash Proceeds are then received by the Company or such Subsidiary) in excess of $1,000,000 for any transaction or related group of transactions, the Borrowers shall immediately repay Loans in an aggregate amount equal to such Net Cash Proceeds immediately upon receipt thereof by the Company or such Subsidiary.

     (d)  Upon the Disposition by any Borrower of any capital stock of any Subsidiary or other equity interest of any such Subsidiary (other than to another Borrower), the Borrowers shall immediately repay Loans in an aggregate amount equal to the amount of the Net Cash Proceeds of such Disposition.

     (e)  The Borrowers agree to reduce the Loans outstanding under this Agreement to zero for a period of at least 30 consecutive days during the period from January 1 to March 31 in each calendar year during which the Commitment is in effect.

     2.05 Termination or Reduction of Commitment. The Borrowers may, upon notice to the Lender, terminate the Commitment, or from time to time permanently reduce the Commitment; provided that (i) any such notice shall be received by the Lender not later than 10:00 a.m., five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Commitment, and (iv) if, after giving effect to any reduction of the Commitment, the Standby Letter of Credit Sublimit exceeds the amount of the Commitment, such Standby Letter of Credit Sublimit shall be automatically reduced by the amount of such excess. All facility and unused line fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.

     2.06 Repayment of Loans. The Borrowers shall repay to the Lender on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

     2.07 Interest.

     (a)  Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

     (b)  If any amount payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

     (c)  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

     2.08 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:

     (a)  Upfront Fee. The Borrowers shall pay to the Lender on the Closing Date an upfront fee of $100,000.

     (b)  Facility Fee. The Borrowers shall pay to the Lender on the Closing Date, and on each anniversary of the Closing Date, a facility fee of $100,000.

     (c)  Unused Line Fee. The Borrowers shall pay to the Lender an unused line fee equal to the Applicable Rate times the average daily amount by which the Commitment exceeds the Total Outstandings. The unused line fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The unused line fee shall be calculated quarterly in arrears and if there is any change in the Applicable Rate during any quarter, the daily amount shall be computed and multiplied by the Applicable Rate for each period during which such Applicable Rate was in effect. The unused line fee shall accrue at all times from and after the Closing Date, including at any time during which one or more of the conditions in Article IV is not met.

     2.09 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Lender’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.

     2.10 Evidence of Debt. The Credit Extensions made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lender to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. Upon the request of the Lender, each Borrower shall execute and deliver to the Lender a Note, which shall evidence the Lender’s Loans in addition to such accounts or records. The Lender may attach schedules to the Note and endorse thereon the date, Type, amount and maturity of each Loan and payments with respect thereto.

     2.11 Payments Generally.

     (a)  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Lender at the applicable Lending Office in Dollars and in immediately available funds not later than 12:00 noon on the date specified herein. All payments received by the Lender after 12:00 noon shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

     (b)  If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

     (c)  Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

     2.12 Option to Increase Commitment. From and after the Closing Date and up to and including the second anniversary of the Closing Date, the Company may, upon written notice to the Lender, request an increase in the Commitment on a one-time basis by up to $10,000,000. Upon such request, the Commitment shall be increased by the amount specified in such notice, not to exceed $10,000,000, effective as of the date specified in such request (not to be earlier than three Business Days after the date such request is received by Lender) (the “Increase Effective Date”). As a condition precedent to such increase, the Company shall deliver to the Lender a certificate of the Company signed by a Responsible Officer of the Company in the form of Exhibit F hereto (i) certifying and attaching the resolutions adopted by each Loan Party approving or consenting to such increase or authorizing a Responsible Officer of the Company to approve such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are and shall be true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are and shall be true and correct as of such earlier date, and except that for purposes of this Section 2.12, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent financial statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default or Event of Default exists.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

     3.01 Taxes.

     (a)  Any and all payments by the Borrowers to or for the account of the Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Lender is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If any Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Borrower shall make such deductions, (iii) the applicable Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the applicable Borrower shall furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof.

     (b)  In addition, the Borrowers agree to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

     (c)  If any Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Lender, the Borrower shall also pay to the Lender, at the time interest is paid, such additional amount that the Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Lender would have received if such Taxes or Other Taxes had not been imposed.

     (d)  Each Borrower agrees to indemnify the Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender makes a demand therefor.

     (e)  At the request of the Borrower, the Lender will designate a different Lending Office if such designation will decrease or eliminate any such Taxes or Other Taxes and will not, as determined by the Lender at its discretion, otherwise be materially disadvantageous to the Lender.

     3.02 Illegality. If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by the Lender to the Borrowers, any obligation of the Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until the Lender notifies the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from the Lender, prepay or, if applicable, convert all Eurodollar Rate Loans to Base Rate Loans, either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted. The Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of the Lender, otherwise be materially disadvantageous to the Lender.

     3.03 Inability to Determine Eurodollar Rate. If the Lender determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly so notify the Borrowers. Thereafter, the obligation of the Lender to make or maintain Eurodollar Rate Loans shall be suspended until the Lender revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of a Eurodollar Rate Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

     3.04 Increased Cost and Reduced Return; Capital Adequacy.

     (a)  If the Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or the Lender’s compliance therewith, there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or issuing Letters of Credit, or a reduction in the amount received or receivable by the Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which the Lender is organized or has its Lending Office, and (iii) reserve requirements utilized in the determination of the Eurodollar Rate), then from time to time upon demand of the Lender, the Borrowers shall pay to the Lender such additional amounts as will compensate the Lender for such increased cost or reduction.

     (b)  If the Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by the Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of the Lender or any corporation controlling the Lender as a consequence of the Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and the Lender’s desired return on capital), then from time to time upon demand of the Lender, the Borrowers shall pay to the Lender such additional amounts as will compensate the Lender for such reduction.

     (c)  At the request of the Borrower, the Lender will designate a different Lending Office if such designation will decrease or eliminate any amount otherwise arising under Section 3.04(a) and will not, as determined by the Lender at its discretion, otherwise be materially disadvantageous to the Lender.

     3.05 Funding Losses. Upon demand of the Lender from time to time, the Borrowers shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

     (a)  any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

     (b)  any failure by any Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

     For purposes of calculating amounts payable by the Borrowers to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Eurodollar Rate Loan at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

     3.06 Requests for Compensation. A certificate of the Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Lender may use any reasonable averaging and attribution methods.

     3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Commitment and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

     4.01 Conditions of Initial Credit Extension. The obligation of the Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

     (a)  The Lender’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lender and its legal counsel:

(i) executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Lender and the Company;

(ii) if requested by the Lender, a Note executed by each of the Borrowers;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrowers and each of the Guarantors is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v) a favorable opinion of Perkins Coie, counsel to the Loan Parties, and of such foreign counsel as is reasonably required by the Lender, each addressed to the Lender, as to the matters set forth in Exhibit E and such other matters concerning the Loan Parties and the Loan Documents as the Lender may reasonably request;

(vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of each of the Borrowers certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied;

(viii) a Compliance Certificate dated as of the Benchmark Date signed by a Responsible Officer of the Company;

(ix) evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated, all amounts thereunder having been paid, and all Liens securing obligations under the Existing Credit Agreement have been or substantially concurrently with the Closing Date are being released; and

(x) such other assurances, certificates, documents, consents or opinions as the Lender reasonably may require.

     (b)  Any fees required to be paid on or before the Closing Date shall have been paid.

     (c)  The Company shall have paid all Attorney Costs of the Lender to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Lender).

     4.02 Conditions to all Credit Extensions. The obligation of the Lender to make any Credit Extension (including the initial Credit Extension occurring on the Closing Date with regard to the deemed issue of the Existing Letters of Credit pursuant to Section 2.03(a)(i) hereof) is subject to the following conditions precedent:

     (a)  The representations and warranties of each of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

     (b)  No Default or Event of Default shall exist, or would result from such proposed Credit Extension.

     (c)  The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

     Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of a Loan to the other Type or a continuation of a Eurodollar Rate Loan) submitted by any Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

     Each of the Borrowers represents and warrants to the Lender that:

     5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

     5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Loan Party’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Loan Party is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; or (c) violate any Law.

     5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

     5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization and other similar laws affecting creditors’ rights generally, and except that the remedy of specific performance or similar equitable relief is available only at the discretion of the court before which enforcement is sought.

     5.05 Financial Statements; No Material Adverse Effect.

     (a)  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with

GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

     (b)  The unaudited consolidated financial statements of the Company and its Subsidiaries dated May 3, 2003, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) except as specifically disclosed in Schedule 5.05 hereto, set forth all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

     (c)  Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

     5.06 Litigation. Except as specifically disclosed in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of each Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

     5.07 No Default. None of the Borrowers nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

     5.08 Ownership of Property; Liens. Each of the Borrowers and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrowers and the Subsidiaries is not subject to any Liens, other than Liens permitted by Section 7.01.

     5.09 Existing Credit Agreement.

     (a)  As of the Closing Date, the outstanding Dollar Equivalent amount of letters of credit under the Existing Credit Agreement available to be drawn is 95.24% of the amount of the Fleet Takeout SLC.

     (b)  Except as specifically disclosed in Schedule 5.09 and, other than any UCC filings made with any Secretary of State of the States of the United States and the District of Columbia, the Borrowers have not made any filings, recordings or registrations with any Governmental Authority in relation to any property or asset of any Borrower in favor of any creditor named in the Existing Credit Agreement.

     5.10 Environmental Compliance. Each of the Borrowers and each Subsidiary conducts in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof each Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.10, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     5.11 Insurance. The properties of each Borrower and each Subsidiary are insured with financially sound and reputable insurance companies not Affiliates of any Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Borrower or Subsidiary operates.

     5.12 Taxes. Each of the Borrowers and each Subsidiary files all Federal, state and other material tax returns and reports required to be filed, and has paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

     5.13 ERISA Compliance.

     (a)  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

     (b)  There are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

     (c)  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) none of the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) none of the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) none of the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 42 12(c) of ERISA.

     5.14 Subsidiaries.

     (a)  None of the Borrowers has any Subsidiaries other than those specifically disclosed in Part (i) of Schedule 5.14 or has any equity investments in any other corporation or entity other than those specifically disclosed in Part (ii) of Schedule 5.14.

     (b)  As of the Closing Date, no Inoperative Subsidiary (a) has assets or liabilities, in either case, exceeding the Specified Level in value or amount, or (b) carries on any business or other operations of any kind.

     5.15 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

     (a)  None of the Borrowers is engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Loan or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Company only or of the Company and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and the Lender or any Affiliate of the Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

     (b)  None of the Borrowers, any Person Controlling any Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an investment company” under the Investment Company Act of 1940.

     5.16 Disclosure. Each Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

     5.17 Compliance with Laws. Each of the Borrowers and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     5.18 Tax Shelter Regulations. No Borrower intends to treat the Loans and/or Letters of Credit or related transactions as being a “reportable transactions” (within the meaning of Treasury Regulation Section 1.6011-4). In the event any Borrower determines to take any action inconsistent with such intention, it will promptly notify the Lender thereof. If a Borrower so notifies the Lender, such Borrower acknowledges that the Lender may treat the Loans and/or the Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and the Lender will maintain the lists and other records required by such Treasury Regulation.

     5.19 Intellectual Property; Licenses, Etc. Each Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrowers, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any of the Borrowers or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.19, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrowers, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

ARTICLE VI.
AFFIRMATIVE COVENANTS

     So long as the Commitment shall be in effect, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, in relation to the covenants set forth in Sections 6.01, 6.02 and 6.03 the Company shall, and in relation to the covenants set forth in the remainder of this Article VI the Borrowers shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

     6.01 Financial Statements. Deliver to the Lender, in form and detail satisfactory to the Lender:

     (a)  as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP consistently applied, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender (the “Audit Firm”), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

     (b)  as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP consistently applied, subject only to normal year-end audit adjustments and the absence of footnotes;

     (c)  as soon as available, but in any event within 60 days after the end of each fiscal year of the Company, internally prepared financial projections for the consolidated balance sheet of the Company and its Subsidiaries for the following fiscal year on a quarterly basis, and for the related consolidated statements of income or operations, shareholder’s equity and cash flow for such following fiscal year on a quarterly basis; and

     (d)  as soon as available, but in any event before October 31 of each calendar year, internally prepared consolidating balance sheets of the Company and each of its Subsidiaries as at the end of the previous fiscal year, and the related consolidating statements of income or operations, shareholder’s equity and cash flow for such fiscal year, all in reasonable detail and prepared in accordance with GAAP consistently applied.

     As to any information contained in materials furnished pursuant to Section 6.02(c), each Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of each Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

     6.02 Certificates; Other Information. Deliver to the Lender, in form and detail satisfactory to the Lender:

     (a)  concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b) and (d), a duly completed Compliance Certificate signed by a Responsible Officer of the Company;

     (b)  promptly upon receipt, copies of any management letters or written recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Company by the Audit Firm in connection with the accounts or books of the Company or any Subsidiary, or any audit of any of them;

     (c)  promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company or any other Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Company or any other Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Lender pursuant hereto;

     (d)  promptly after any Borrower has notified the Lender of any intention by such Borrower to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form; and

     (e)  promptly, such additional information regarding the business, financial or corporate affairs of any Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

     Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which any Borrower posts such documents, or provides a link thereto on the applicable Borrower’s website on the Internet at the website address listed on Schedule 9.02; provided that: (i) if the Lender so requests, the Borrowers shall deliver paper copies of such documents to the Lender until a written request to cease delivering paper copies is given by the Lender and (ii) the Borrowers shall notify (which maybe by facsimile or electronic mail) the Lender of the posting of any such documents. Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Lender.

     6.03 Notices. Promptly notify the Lender:

     (a)  of the occurrence of any Default;

     (b)  of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including a Material Adverse Effect resulting or reasonably expected to result from (i) a breach or non-performance of, or any default under, a Contractual Obligation of any Borrower or any Subsidiary; or (ii) any dispute, litigation, investigation, proceeding or suspension between any Borrower or any Subsidiary and any Governmental Authority;

     (c)  the commencement of, or any material development in, any litigation or proceeding involving an alleged liability of, or claims against or affecting any Borrower or any Subsidiary, equal to or greater than $5,000,000 including pursuant to any applicable Environmental Laws;

     (d)  of the existence of any actual or potential contingent liability of any Borrower or any Subsidiary in an amount equal to or greater than $2,000,000;

     (e)  of the occurrence of any ERISA Event; and

     (f)  of any material change in accounting policies or financial reporting practices by any Borrower or any Subsidiary.

     Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company or other Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

     6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

     6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

     6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

     6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrowers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

     6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writ, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

     6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Borrower or such Subsidiary, as the case may be.

     6.10 Inspection Rights. Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the applicable Borrower; provided, however, that when an Event of Default exists the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

     6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for working capital, capital expenditures and other general corporate purposes not in contravention of any Law or of any Loan Document.

     6.12 Additional Guarantors. Notify the Lender at the time that any Person, other than a Borrower, becomes a Material Subsidiary, and promptly thereafter (and in any event within 30 days), cause such Person to (a) become a Guarantor by executing and delivering to the Lender a counterpart of the Guaranty or such other document as the Lender shall deem appropriate for such purpose, and (b) deliver to the Lender documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Lender.

     6.13 Existing Credit Agreement. To the extent not done or taken on or before the Closing Date, take all such actions as may be necessary or otherwise as required by the Lender to (a) repay any outstanding amounts owed by any Borrower under the Existing Credit Agreement, and (b) terminate or otherwise remove any Liens and any filings, recordings or registrations with any Governmental Authority in relation to any property or asset of any Borrower in favor of any creditor under the Existing Credit Agreement.

ARTICLE VII.
NEGATIVE COVENANTS

     So long as the Commitment shall be in effect, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, none of the Borrowers shall, nor shall the Borrowers permit any Subsidiary to, directly or indirectly:

     7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

     (a)  Liens in favor of the Lender, and Liens pursuant to any Loan Document;

     (b)  Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

     (c)  Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

     (d)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

     (e)  pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

     (f)  deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (g)  easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

     (h)  Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

     (i)  Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such

Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and

     (j)  Liens consisting of pledges of cash collateral, and agreements to provide such cash collateral, to secure any obligations of the Borrowers relating to the provision of cash management services to the Borrowers by Fleet National Bank and its Affiliates; provided that (i) such Liens may only be granted in favor of Fleet National Bank and its Affiliates, (ii) such Liens are not permitted to exist after November 30, 2003, and (iii) the aggregate amount of cash so pledged shall not exceed $2,000,000 at any time.

     7.02 Investments. Make, have or maintain any Investments, except:

     (a)  Investments existing on the date hereof and listed on Schedule 7.02;

     (b)  Investments held by such Borrower or such Subsidiary in the form of cash equivalents or short-term marketable debt securities in accordance with the investment policy of the Company, as delivered to the Lender prior to the Closing Date, and as amended from time to time with the prior approval of the Lender;

     (c)  advances to officers, directors and employees of any Borrower and Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

     (d)  Investments of the Company made after the Benchmark Date in any wholly-owned Subsidiary, in an aggregate amount, for all such Investments made after the Benchmark Date in respect of all such Subsidiaries together, not to exceed, on the date any such Investment is made, 5% of the consolidated total assets of the Company and its Subsidiaries, as reflected in the then-most recent annual or quarterly (as applicable) financial statements delivered pursuant to Section 6.01(a) or (b);

     (e)  Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

     (f)  Guarantees permitted by Section 7.03;

     (g)  unsecured loans or advances made by any Borrower or wholly-owned Subsidiary in the ordinary course of business to any other Borrower or any wholly-owned Subsidiary;

     (h)  Acquisitions of all or substantially all of the assets or business of any other Person engaged in the same or similar business as such Borrower, or the division of a Person engaged in such business, or of ownership or control of at least a majority of all of the voting stock of such a Person (together, an “Acquisition”); provided that

                         (i)  no Default or Event of Default exists or would exist before or after giving effect to such Acquisition;

(ii) the Board of Directors or other governing body of such Person whose property or voting stock is being so acquired has approved the terms of such Acquisition; and

(iii) the aggregate consideration (including cash and non-cash consideration and any assumption of Indebtedness, and including consideration consisting of any capital stock of the Company, or cash funded with the proceeds of the issuance of such capital stock, issued to the seller in respect of such Acquisition) paid or payable by the Borrowers in connection with all such Acquisitions between the Closing Date and the Maturity Date shall not exceed $30,000,000; and

     (i)  other Investments (not including Acquisitions) made in any fiscal year of the Company not exceeding, together with all other Investments made pursuant to this subsection (i) in such fiscal year, $5,000,000 in the aggregate.

     7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

     (a)  Indebtedness under the Loan Documents;

     (b)  Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

     (c)  Guarantees of any Borrower or any Guarantor in respect of Indebtedness (i) otherwise permitted hereunder of any Borrower or any other Guarantor, or (ii) of any Person other than any Loan Party, provided that the aggregate principal amount of the Indebtedness guaranteed by such Guarantees under this clause (ii) shall not at any time exceed $3,000,000;

     (d)  obligations (contingent or otherwise) of any Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

     (e)  unsecured Indebtedness incurred pursuant to loans or advances arising under Section 7.02(g); and

     (f)  Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed 5% of the Consolidated Tangible Net Worth at any time, as reflected in the then-most recent annual or quarterly (as applicable) financial statements delivered pursuant to Section 6.01(a) or (b).

     7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

     (a)  any Subsidiary may merge with (i) any Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) with the exception of the Borrowers, any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person; and

     (b)  any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Borrower, then the transferee must be another Borrower; and provided further that if the transferor in such a transaction is a Guarantor, then the transferee must either be a Borrower or a Guarantor.

     7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

     (a)  Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

     (b)  Dispositions of inventory in the ordinary course of business;

     (c)  Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

     (d)  Dispositions of property by any Subsidiary to any Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Borrower, the transferee thereof must be another Borrower; and provided further that if the transferor of such property is a Guarantor, the transferee thereof must either be a Borrower or a Guarantor;

     (e)  Dispositions permitted by Section 7.04;

     (f)  non-exclusive licenses of IP Rights in the ordinary course of the Loan Parties’ franchising business and substantially consistent with past practice for terms not exceeding the term of the applicable franchise arrangement, and any extensions thereof; and

     (g)  Dispositions by any Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (g) in any fiscal year shall not exceed $5,000,000;

provided, however, that any Disposition pursuant to clauses (a) through (g) shall be for fair market value.

     7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

     (a)  each Subsidiary may make Restricted Payments to the Borrowers and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to any Borrower and any Subsidiary and to each other owner of capital stock or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

     (b)  each Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;

     (c)  each Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests; and

     (d)  the Company may (i) repurchase or redeem shares of, or options to purchase shares of, capital stock of the Company from officers, directors and employees (or the heirs of such Persons) of any Borrower or any Subsidiary whose employment has terminated or who have died or retired or become disabled, and (ii) make repurchases of capital stock deemed to occur upon the exercise of employee stock options if such capital stock is surrendered in lieu of the exercise price thereof; provided that the aggregate amount of all such repurchases or redemptions made in reliance on this clause (d) in any fiscal year shall not exceed $5,000,000.

     7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by such Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

     7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrowers, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Borrower or such Subsidiary as would be obtainable by such Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

     7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to any Borrower or any Guarantor or to otherwise transfer property to any Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of any Borrower or (iii) of any Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

     7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

     7.11 Financial Covenants.

     (a)  Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth at any time to be less than the sum of (a) an amount equal to 85% of Consolidated Tangible Net Worth as of the Benchmark Date, (b) an amount equal to 75% of the Consolidated Net Income earned in each fiscal quarter ending after such date (with no deduction for a net loss in any such fiscal quarter) and (c) an amount equal to 100% of the aggregate increases in Shareholders’ Equity of the Company and its Subsidiaries after such date by reason of the issuance and sale of capital stock or other equity interests of the Company or any Subsidiary (other than issuances to the Company or a wholly-owned Subsidiary), including upon any conversion of debt securities of the Company into such capital stock or other equity interests.

     (b)  Consolidated Asset Coverage Ratio. Permit the Consolidated Asset Coverage Ratio at any time to be less than 1.00:1.00.

     (c)  Consolidated Adjusted Leverage Ratio. Permit the Consolidated Adjusted Leverage Ratio at any time to be greater than 3.00:1.00.

     7.12 Capital Expenditures. Make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations), except for capital expenditures in the ordinary course of business not exceeding, in the aggregate for the Company and its Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year:

Fiscal Year Ending Nearest	Amount

January 31, 2004	$40,000,000
January 31, 2005	$50,000,000
January 31, 2006	$60,000,000

     7.13 Inoperative Subsidiaries. From and after the Closing Date, (a) transfer any assets or properties to any Inoperative Subsidiary, (b) suffer or permit any Inoperative Subsidiary to otherwise have or acquire assets or properties exceeding the Specified Level in value or amount, or (c) suffer or permit any Inoperative Subsidiary to carry on any business or other operation of any kind.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

     8.01 Events of Default. Any of the following shall constitute an Event of Default:

     (a)  Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any facility, unused line or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

     (b)  Specific Covenants. (i) The Company or any Borrower (as applicable) fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05, 6.10, 6.11 or 6.12 or Article VII; or (ii) the Company fails to perform or observe any term, covenant or agreement contained in either Section 6.01 or 6.02 and such failure continues for 5 days; or

     (c)  Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

     (d)  Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

     (e)  Cross-Default. (i) Any Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

     (f)  Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries voluntarily suspends its business for a period of more than three Business Days in any 30-day period; or institutes or consents to the institution of any proceeding under any Debtor Relief

Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

     (g)  Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

     (h)  Judgments. There is entered against any Loan Party or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

     (i)  ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

     (j)  Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

     (k)  Change of Control. There occurs any Change of Control with respect to the Company.

     8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

     (a)  declare the Commitment to be terminated, whereupon the Commitment shall be terminated;

     (b)  declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each of the Borrowers;

     (c)  require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

     (d)  exercise all rights and remedies available to it under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the Commitment shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Lender.

     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Lender in such order as it elects in its sole discretion.

ARTICLE IX.
MISCELLANEOUS

     9.01 Amendments; Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrowers or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     9.02 Notices and Other Communications; Facsimile Copies.

     (a)  General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices to the applicable party on Schedule 9.02; or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other party. All notices and other communications expressly permitted hereunder to be given by telephone shall be made to the telephone number specified for notices to the applicable party on Schedule 9.02, or to such other telephone number as shall be designated by such party in a notice to the other party. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Lender pursuant to Article II shall not be effective until actually received by the Lender. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

     (b)  Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties and the Lender. The Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

     (c)  Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.02, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

     (d)  Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify the Lender, its Affiliates, and their respective officers, directors, employees, agents and attorneys-in-fact from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such Borrower. All telephonic notices to and other communications with the Lender may be recorded by the Lender, and the Borrowers hereby consent to such recording.

     9.03 No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     9.04 Attorney Costs, Expenses and Taxes. Each Borrower agrees (a) to pay or reimburse the Lender for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Lender and the cost of independent public accountants and other outside experts retained by the Lender. All amounts due under this Section 9.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitment and repayment, satisfaction or discharge of all other Obligations.

     9.05 Indemnification by the Borrowers. Whether or not the transactions contemplated hereby are consummated, each Borrower shall indemnify and hold harmless the Lender, its Affiliates (including each L/C Issuer), and their respective directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) the Commitment, any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 9.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section 9.05 shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other Obligations.

     9.06 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

     9.07 Successors and Assigns.

     (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the none of the Borrowers may assign or otherwise transfer any rights or obligations hereunder without the prior written consent of the Lender and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (c) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b)  The Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment, the Loans and L/C Obligations at the time owing to it) pursuant to documentation acceptable to the Lender and the assignee, it being understood and agreed that with respect to any Letters of Credit outstanding at the time of any such assignment, the Lender may sell to the assignee a ratable participation in such Letters of Credit. From and after the effective date specified in such documentation, such Eligible Assignee shall be a party to this Agreement and, to the extent of the interest assigned by the Lender, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest so assigned, be released from its obligations under this Agreement (and, in the case of an assignment of all of the Lender’s rights and obligations under this Agreement, shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 9.04 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, and shall continue to have all of the rights provided hereunder to the Lender in its capacity as issuer of any Letters of Credit outstanding at the time of such assignment). Upon request, each Borrower (at its expense) shall execute and deliver new or replacement Notes to the Lender and the assignee, and shall execute and deliver any other documents reasonably necessary or appropriate to give effect to such assignment and to provide for the administration of this Agreement after giving effect thereto.

     (c)  The Lender may at anytime, without the consent of, or notice to, any of the Borrowers, sell participations to any Person (other than a natural person or any of the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the outstanding Letters of Credit and/or the Loans and/or the reimbursement obligations in respect of Letters of Credit); provided that (i) the Lender’s obligations under this

Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrowers for the performance of such obligations and (iii) each Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money (other than a mandatory prepayment) is scheduled to be made to such Participant, or (ii) reduce the principal, interest, fees or other amounts payable to such Participant (provided, however, that the Lender may, without the consent of the Participant, (A) amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or Letter of Credit reimbursement obligation or to reduce any fee payable hereunder and (B) waive the right to be paid interest at the Default Rate), or (iii) release any Guarantor from the Guaranty. Subject to subsection (d) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were the Lender.

     (d)  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to provide to the Lender such tax forms prescribed by the IRS as are necessary or desirable to establish an exemption from, or reduction of, U.S. withholding tax.

     (e)  The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under the Note, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

     (f)  As used herein, the following terms have the following meanings:

     “Approved Fund” means any Fund that is administered or managed by (a) the Lender or (b) an Affiliate of the Lender.

     “Eligible Assignee” means (a) an Affiliate of the Lender; (b) an Approved Fund; and (c) any other Person (other than a natural person) approved by the Borrowers (such approval not to be unreasonably withheld or delayed); provided that no such approval shall be required if an Event of Default has occurred and is continuing.

     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

     9.08 Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Borrowers or (h) to the extent such “Information” (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Lender on a nonconfidential basis from a source other than the Borrowers. For purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by any Loan Party, provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Information” shall not include, and the Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby.

     9.09 Set-off. In addition to any rights and remedies of the Lender provided by law, upon the occurrence and during the continuance of any Event of Default, the Lender is authorized at any time and from time to time, without prior notice to the Borrowers or any other Loan Party, any such notice being waived by the Borrowers (on their own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Lender to or for the credit or the account of the respective

Loan Parties against any and all Obligations owing to the Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. The Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

     9.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

     9.11 Automatic Debits of Fees. With respect to any fee, or any other cost or expense (including Attorney Costs) due and payable to the Lender or any of its Affiliates under the Loan Documents, the Borrowers hereby irrevocably authorize the Lender and its Affiliates to debit any deposit account of any Borrower with the Lender or any of its Affiliates in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in the Lender’s sole discretion) and such amount not debited shall be deemed unpaid. No such debit under this Section 9.11 shall be deemed a set-off.

     9.12 Joint and Several Liability.

     (a)  Each Borrower shall be liable for all amounts due to the Lender, L/C Issuer or any Indemnitee (collectively, “Lender Party”) under this Agreement, regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which the Lender accounts for such Loans or other Credit Extensions on its books and records. Each Borrower’s Obligations with respect to Loans or other Credit Extensions made to it, and each Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder, with respect to Loans or other Credit Extensions made to any other Borrower hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of each Borrower.

     (b)  Each Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Loans or other Credit Extensions made to the other Borrowers hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the

Obligations of any other Borrower, (ii) the absence of any attempt to collect the Obligations from any other Borrower, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by the Lender Party with respect to any provision of any instrument evidencing the Obligations of any other Borrower, or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to the Lender Party, (iv) the failure by any Lender Party to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Borrower, (v) the Lender Party’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of the Lender Party’s claim(s) for the repayment of the Obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower. With respect to the Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Loans or other Credit Extensions made to any of the other Borrowers hereunder, each Borrower waives, until the Obligations shall have been paid in full and the Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which the Lender now has or may hereafter have against such Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Lender to secure payment of the Obligations or any other liability of such Borrower to the Lender.

Upon any Event of Default, the Lender may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Lender shall be under no obligation to marshal any assets in favor of such Borrower or against or in payment of any or all of the Obligations.

     9.13 Contribution and Indemnification among the Borrowers. Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. To the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans or L/C Obligations made to or incurred by another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s “Allocable Amount” (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder; provided that, in relation to any Borrower that is a Domestic Subsidiary, such Allocable Amount shall be equal to such maximum amount that could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (32) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent

Conveyance Act (“UFCA”), (ii) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (iii) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification and reimbursement under this Section shall be subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this Section shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision.

     9.14 Agency of the Company for each other Borrower. Each Borrower hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement, including the giving and receipt of notices and execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, including each Loan Notice and each Letter of Credit Application. Any acknowledgement, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all of the Borrowers or each acting singly, shall be valid and effective if given or taken only by the Company, whether or not each other Borrower or any of the other Borrowers joins therein.

     9.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.16 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

     9.17 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

     9.18 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     9.19 Governing Law.

     (a)  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

     (b)  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWERS AND THE LENDER EACH CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWERS AND THE LENDER EACH IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH OF THE BORROWERS AND THE LENDER EACH WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

     9.20 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     9.21 Time of the Essence. Time is of the essence of the Loan Documents.

     9.22 Entire Agreement. This Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior,

contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE GYMBOREE CORPORATION

By:	/s/ Myles McCormick

Name:	Myles McCormick

Title:	C.F.O.

GYMBOREE MANUFACTURING, INC.

By:	/s/ Myles McCormick

Name:	Myles McCormick

Title:	C.F.O.

GYM-MARK, INC.

By:	/s/ Myles McCormick

Name:	Myles McCormick

Title:	C.F.O.

GYMBOREE RETAIL STORES, INC.

By:	/s/ Myles McCormick

Name:	Myles McCormick

Title:	C.F.O.

Signature Page 1 to Agreement

THE GYMBOREE STORES, INC.

By:	/s/ Myles McCormick

Name:	Myles McCormick

Title:	C.F.O.

GYMBOREE LOGISTICS PARTNERSHIP

By:	GYMBOREE RETAIL STORES, INC.

By:	/s/ Myles McCormick

Name:	Myles McCormick

Title:	C.F.O.

GYMBOREE PLAY PROGRAMS, INC.

By:	/s/ Myles McCormick

Name:	Myles McCormick

Title:	C.F.O.

GYMBOREE OPERATIONS, INC.

By:	/s/ Myles McCormick

Name:	Myles McCormick

Title:	C.F.O.

Signature Page 2 to Agreement

GYMBOREE, INC. (CANADA)

By:	/s/ Myles McCormick

Name:	Myles McCormick

Title:	C.F.O.

GYMBOREE INDUSTRIES LIMITED

By:	/s/ Myles McCormick

Name:	Myles McCormick

Title:	C.F.O.

GYMBOREE U.K. LEASING LIMITED

By:	/s/ Myles McCormick

Name:	Myles McCormick

Title:	C.F.O.

GYMBOREE OF IRELAND, LIMITED

By:	/s/ Myles McCormick

Name:	Myles McCormick

Title:	C.F.O.

Signature Page 3 to Agreement

BANK OF AMERICA, N.A.

By:	/s/ Lisa M. Thomas

Name:	Lisa M. Thomas

Title:	Senior Vice President

Signature Page 4 to Agreement

SCHEDULE 1.01(e)

EXISTING LETTERS OF CREDIT

1.	Standby letter of credit number GT201045/01 issued by Bank of America, Dublin branch, expiry date October 1, 2003, in favor of Quarryvale Two Limited in a face amount of EUR129,513.28.

2.	Standby letter of credit number 3057750 issued by Bank of America on July 29, 2003 in favor of Liberty Mutual Insurance in a face amount of $100,000.

3.	Standby letter of credit number 3057779 issued by Bank of America on July 30, 2003 in favor of Royal Indemnity in a face amount of $1,635,000.

4.	Commercial letter of credit number 1120378 issued by Bank of America on August 1, 2003 in favor of Cotton Craft Textiles in a face amount of $237,757.50.

5.	Commercial letter of credit number 1120379 issued by Bank of America on August 1, 2003 in favor of Cotton Craft Textiles in a face amount of $10,347.40.

6.	Commercial letter of credit number 1120380 issued by Bank of America on August 1, 2003 in favor of Cotton Craft Textiles in a face amount of $6,597.85.

7.	Commercial letter of credit number TD605500023002-3 issued by Bank of America on August 1, 2003 in favor of Merino Co., Limited in a face amount of $58,684.50.

8.	Commercial letter of credit number TD605500023004-3 issued by Bank of America on August 4, 2003 in favor of Li and Fung (Trading) Limited in a face amount of $396,567.79.

9.	Commercial letter of credit number TD605500023005-3 issued by Bank of America on August 4, 2003 in favor of Li and Fung (Trading) Limited in a face amount of $8,326,685.71.

10.	Commercial letter of credit number TD605500023007-3 issued by Bank of America on August 4, 2003 in favor of Li and Fung (Trading) Limited in a face amount of $958,498.84.

11.	Commercial letter of credit number TD605500023001-3 issued by Bank of America on August 4, 2003 in favor of Merino Co., Limited in a face amount of $3,954.83.

12.	Commercial letter of credit number TD605500023003-3 issued by Bank of America on August 6, 2003 in favor of Li and Fung (Trading) Limited in a face amount of $456,622,05.

13.	Commercial letter of credit number TD605500023006-3 issued by Bank of America on August 6, 2003 in favor of Li and Fung (Trading) Limited in a face amount of $506,885,80.

Schedule 1.01(e)

SCHEDULE 1.01(g)

GUARANTORS

None.

Schedule 1.01(g)

SCHEDULE 5.05

SUPPLEMENT TO INTERIM FINANCIAL STATEMENTS

1.	Commitments and Contingencies described in footnote 4 to the Company’s Consolidated Financial Statements for the year ended February 1, 2003, plus changes in the amounts of those commitments and contingencies in the ordinary course of business for the fiscal quarter ended May 3, 2003.

2.	Contingent liabilities related to foreign currency exchange contracts described in Item 3 to the Company’s Form 10-Q for the period ended May 3, 2003.

Schedule 5.05

SCHEDULE 5.06

LITIGATION

None.

Schedule 5.06

SCHEDULE 5.09

EXISTING CREDIT AGREEMENT LIEN FILINGS

1.	Filings with the US Patent and Trademark Office pursuant to the Trademark and Trademark Applications Security Agreement by and between Fleet Retail Finance, Inc. and Gym-Mark, Inc., dated as of August 24, 2000.

2.	Charges registered with the Governmental Authorities in Alberta, British Columbia, Manitoba, Ontario pursuant to the General Security Agreement by and between Fleet Retail Finance, Inc. and Gymboree, Inc., dated as of August 24, 2000.

3.	Charges registered with the U.K. Companies Registrar pursuant to (a) the Guarantee and Debenture by and between Gymboree U.K., Limited and Fleet Retail Finance, Inc., et al., dated as of August 24, 2000, and (b) the Guarantee and Debenture by and between Gymboree U.K. Leasing Limited and Fleet Retail Finance, Inc., et al., dated as of August 24, 2000.

4.	Charges registered with the Irish Companies Registrar pursuant to (a) the Guarantee by and between Gymboree of Ireland Limited and Gymboree Ireland Leasing Limited, on the one hand, and Fleet Retail Finance, Inc., dated as of August 24, 2000; (b) the Debenture by and between Gymboree of Ireland Limited and Fleet Retail Finance, Inc., dated as of August 24, 2000; and (c) the Debenture by and between Gymboree Ireland Leasing Limited and Fleet Retail Finance, Inc., dated as of August 24, 2000.

Schedule 5.09

SCHEDULE 5.10

ENVIRONMENTAL MATTERS

None.

Schedule 5.10

SCHEDULE 5.14

SUBSIDIARIES
AND OTHER EQUITY INVESTMENTS

Part (i)	Subsidiaries.

1. Gymboree Manufacturing, Inc.

2. Gym-Mark, Inc.

3. Gymboree Retail Stores, Inc.

4. The Gymboree Stores, Inc.

5. Gymboree Logistics Partnership

6. Gymboree Play Programs, Inc.

7. Gymboree Operations, Inc.

8. Gymboree, Inc. (Canada)

9. Gymboree Industries Holdings Limited

10. Gymboree Industries Limited

11. Gymboree Ireland Leasing, Limited

12. Gymboree U.K. Leasing Limited

13. Gymboree U.K. Limited

14. Gymboree of Ireland, Limited

15. Gymboree Japan K.K.

Part (ii)	Other Equity Investments.

None.

Schedule 5.14

SCHEDULE 5.19

INTELLECTUAL PROPERTY MATTERS

None.

Schedule 5.19

SCHEDULE 7.01

EXISTING LIENS

1.	Gymboree U.K. Leasing Limited

Charge registered with the U.K. Companies Registrar dated July 13, 1998 in favor of Whiteley Wuidart Interiors Limited under the terms of a lease in an amount of £164,500.

2.	Gymboree U.K., Limited

Charge registered with the U.K. Companies Registrar dated October 8, 1997 in favor of Lloyds Bank plc over Lloyds bank account number 7875149.

3.	The Gymboree Corporation

a. CA UCC-1 number 9616660135 filed 6/11/96, in favor of California State Board of Equalization, securing a tax lien relating to the property of the Company in the amount of $1,356.68.

b. CA UCC-1 number 9827360784 filed 9/25/98, in favor of Clarklift Power Team relating to certain equipment of the Company.

c. CA UCC-1 number 9827360789 filed 9/25/98, in favor of Clarklift Power Team, relating to certain equipment of the Company.

d. CA UCC-1 number 9900760993 filed 1/6/99, in favor of Transamerica Business Credit Corporation relating to the equipment, machinery, furniture, furnishings and fixtures of the Company operated or used in the operations of the Company at the Dixon, CA distribution center. *

e. CA UCC-1 number 008160979 filed 3/16/00, in favor of Wells Fargo Equipment Finance Inc. relating to certain equipment of the Company.

f. CA UCC-1 number 0012960790 filed 5/2/00, in favor of El Camino Resources, Limited relating to equipment Master Lease No. 4386 between the Company and El Camino Resources, Limited and the equipment leased thereunder.

g. CA UCC-1 number 0023060228 filed 8/15/00, in favor of Comdisco, Inc. relating to an equipment Master Lease Agreement between the Company and Comdisco, Inc. and the equipment leased thereunder.

h. CA UCC-1 number 01187600068 filed 6/29/01, in favor of Caltronics Business Systems, Inc. relating to an equipment lease and the equipment leased thereunder.

i. DE UCC-1 number 20897524 filed 3/22/02, in favor of Comdisco.

Schedule 7.01

4.	Gymboree Logistics Partnership

CA UCC-1 number 9900761002 filed 1/6/99, in favor of Transamerica Business Credit Corporation. *

5.	Gymboree Manufacturing, Inc.

CA UCC-1 number 9900761008 filed 1/6/99, in favor of Transamerica Business Credit Corporation over the equipment, machinery, furniture, furnishings and fixtures of the Company operated or used in the operations of the Company at the Dixon, CA distribution center. *

6.	The Borrowers have granted an interest in a Cash Collateral Account to Fleet Retail Finance, Inc. pursuant to a waiver letter dated July 29, 3003 among the Borrowers and Fleet Retail Finance, Inc.

*	Liens relating to obligations of the Borrowers that have otherwise been satisfied as of the Closing Date. The Borrowers are in the process of terminating these Liens, and will do so no later than October 31, 2003.

Schedule 7.01

SCHEDULE 7.02

EXISTING INVESTMENTS

1.	The Gymboree Corporation owns 100% of the common stock of Gymboree Manufacturing, Inc.

2.	The Gymboree Corporation owns 100% of the common stock of Gym-Mark, Inc.

3.	The Gymboree Corporation owns 100% of the common stock of Gymboree Retail Stores, Inc.

4.	The Gymboree Corporation owns 100% of the common stock of Gymboree Stores, Inc.

5.	The Gymboree Corporation owns 100% of the common stock of Gymboree Play Programs, Inc.

6.	The Gymboree Corporation owns 100% of the common stock of Gymboree Operations, Inc.

7.	The Gymboree Corporation owns 100% of the common stock of Gymboree, Inc. (Canada).

8.	The Gymboree Corporation owns 100% of the common stock of Gymboree Industries Holdings Limited.

9.	Gymboree Industries Holdings Limited owns 100% of the common stock of Gymboree Industries Limited.

10.	Gymboree Retail Stores, Inc. owns a 99% interest in Gymboree Logistics Partnership.

11.	Gymboree Stores, Inc. owns a 1% interest in Gymboree Logistics Partnership.

12.	The Gymboree Corporation owns 100% of the common stock of Gymboree of Ireland Limited.

13.	The Gymboree Corporation owns 100% of the common stock of GOFI96 Limited.

14.	The Gymboree Corporation owns 100% of the common stock of Gymboree U.K. Limited.

15.	The Gymboree Corporation owns 100% of the common stock of Gymboree U.K. Leasing Limited.

16.	The Gymboree Corporation owns 100% of the common stock of Gymboree Japan K.K.

Schedule 7.02

SCHEDULE 7.03

EXISTING INDEBTEDNESS

1.	Intercompany Indebtedness due from Gymboree U.K. Leasing Limited to Gymboree U.K. Limited in the amount of GBP933,203.

2.	Intercompany Indebtedness due from Gymboree of Ireland Limited (formerly Gymboree Ireland Leasing Limited) to GOFI96 Limited (formerly Gymboree of Ireland Limited) in the amount of EUR368,839.

3.	Intercompany Indebtedness due from The Gymboree Corporation to Gymboree Industries Holding Limited in the amount of EUR25,000.

4.	Intercompany Indebtedness due from The Gymboree Corporation to Gymboree Japan K.K. in the amount of YEN68,224,396.

Schedule 7.03

SCHEDULE 9.02

NOTICE ADDRESSES AND LENDING OFFICE

THE GYMBOREE CORPORATION:
1700 Airport Boulevard, Suite 200
Burlingame, CA 94010
Attention: Lynda Gustafson
Telephone: (650) 373 7122
Facsimile: (650) 579 1733
Electronic Mail: lynda_gustafson@gymboree.com
Website Address: www.gymboree.com

LENDER

Lending Office for Loans, payments with
respect thereto and payment offers other than
Letter of Credit fees:

BANK OF AMERICA, N.A.
Bank of America, N.A.
Commercial Contact Center
Mailcode: CA7-701-02-54
275 Valencia Avenue
Brea CA 92823-6340
ABA# 111000012
Attn: Susan M. Montes
Telephone: (888) 841 8159 ext 61742
Facsimile: (888) 8418160
Electronic Mail: susan.montes@bankofamerica.com

Lending Office for Letters of Credit and
payments with respect thereto, including
Letter of Credit fees:

BANK OF AMERICA, N.A.
Trade Operations-Los Angeles #22621
333 S. Beaudry Avenue, 19th Floor
Mail Code: CA9-703-19-23
Los Angeles, CA 90017-1466
Attn: Jay Mendon
Telephone: (213) 345 6614
Facsimile: (213) 345 9665
Electronic Mail: Jay.Mendon@BankofAmerica.com

Schedule 9.02

Notices (other than Requests for Credit Extensions):

BANK OF AMERICA, N.A.
315 Montgomery Street
13th Floor
San Francisco CA 94104
Attn: Lisa Thomas
Senior Vice President
Telephone: (415) 953 1069
Facsimile: (415) 622 1878
Electronic Mail: lisa.thomas@bankofamerica.com

Schedule 9.02

EXHIBIT A

FORM OF LOAN NOTICE

Date:______________

To:	Bank of America, N.A.
315 Montgomery Street
13th Floor
San Francisco CA 94104
Attn: Lisa Thomas
Senior Vice President

Ladies and Gentlemen:

     Reference is made to that certain Credit Agreement, dated as of August 11, 2003 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among The Gymboree Corporation, a Delaware corporation, the additional co-borrowers named therein and Bank of America, N.A.

     The undersigned hereby requests on behalf of the applicable Borrower indicated below (or, if no such Borrower is indicated, on its own behalf) (select one):

[ ]	A Loan	[ ]	A Conversion or Continuation of a Loan

1.	The applicable Borrower is

2.	On (a Business Day).

3.	In the amount of $

4.	Comprised of [Type of Loan requested]

5.	For a Eurodollar Rate Loan: with an Interest Period of months.

     The borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.

THE GYMBOREE CORPORATION

By:

Name:

Title:

A-1

EXHIBIT B

FORM OF NOTE

$60,000,000	, 2003

     FOR VALUE RECEIVED, the undersigned (the “Borrowers”) hereby promise to pay to the order of BANK OF AMERICA, N.A. (the “Lender”), on the Maturity Date (as defined in the Credit Agreement referred to below) the principal amount of      Dollars ($     ), or such lesser principal amount of Loans (as defined in such Credit Agreement) due and payable by the Borrowers to the Lender on the Maturity Date under that certain Credit Agreement, dated as of August 11, 2003 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrowers and the Lender.

     The Borrowers promise to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and at such times as are specified in the Agreement. All payments of principal and interest shall be made to the Lender in Dollars in immediately available funds at the Lender’s Lending Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

     Each Borrower shall be liable for all amounts due to the Lender under this Note, regardless of which Borrower actually receives Loans or the amount of such Loans received or the manner in which the Lender accounts for such Loans on its books and records. Each Borrower’s obligations with respect to Loans made to it, and each Borrower’s obligations arising as a result of the joint and several liability of the Borrowers hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each Borrower.

     Each Borrower’s obligations arising as a result of the joint and several liability of the Borrowers hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the obligations of any other Borrower, (ii) the absence of any attempt to collect the obligations from any other Borrower, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by the Lender with respect to any provision of any instrument evidencing the Obligations of any other Borrower, or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to the Lender, (iv) the failure by the Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the obligations of any other Borrower, (v) the Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of the Lender’s claim(s) for the repayment of the obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower.

     With respect to the Borrower’s obligations arising as a result of the joint and several liability of the Borrowers hereunder, each Borrower waives, until the obligations shall have been paid in full and the Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which the Lender now has or may hereafter have against such Borrower, any endorser or any guarantor of all or any part of the obligations, and any benefit of, and any right to participate in, any security or collateral given to the Lender to secure payment of the obligations or any other liability of such Borrower to the Lender.

     This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. This Note is also entitled to the benefits of the Guaranties. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Lender may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of any Borrower’s obligations, as and when due, without first proceeding against any other Borrower or any other person, or against any security or collateral for such obligations. Each Borrower consents and agrees that the Lender shall be under no obligation to marshal any assets in favor of such Borrower or against or in payment of any or all of any Borrower’s obligations.

     Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of the Loans and payments with respect thereto.

     The Borrowers, for themselves, their successors and assigns, hereby waive diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

THE GYMBOREE CORPORATION
GYMBOREE MANUFACTURING, INC.
GYM-MARK, INC.
GYMBOREE RETAIL STORES, INC.
THE GYMBOREE STORES, INC.
GYMBOREE LOGISTICS PARTNERSHIP
GYMBOREE PLAY PROGRAMS, INC.
GYMBOREE OPERATIONS, INC.
GYMBOREE, INC. (CANADA)
GYMBOREE INDUSTRIES LIMITED
GYMBOREE U.K. LEASING LIMITED
GYMBOREE OF IRELAND, LIMITED

By:

Name:

Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Amount of
				Principal	Outstanding
	Type of	Amount of	End of	or Interest	Principal
	Loan	Loan	Interest	Paid This	Balance This	Notation
Date	Made	Made	Period	Date	Date	Made By

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:___________

To:	Bank of America, N.A.
315 Montgomery Street
13th Floor
San Francisco CA 94104
	Attn:	Lisa Thomas
Senior Vice President

Ladies and Gentlemen:

     Reference is made to that certain Credit Agreement, dated as of August 11, 2003 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between The Gymboree Corporation, a Delaware corporation (the “Company”), the additional co-borrowers named therein and Bank of America, N.A. (the “Lender”).

     The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the      of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Lender on the behalf of the Company, and that:

     [Use following paragraph 1 for fiscal year-end audited financial statements]

     1.     Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

     [Use following paragraph 1 for fiscal quarter-end financial statements]

     1.     Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

     2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Company during the accounting period covered by the attached financial statements.

     3.     A review of the activities of the Company during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Company performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Company performed and observed each covenant and condition of the Loan Documents applicable to it,]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

     4.     The representations and warranties of the Company and each Borrower contained in Article V of the Agreement, or which are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

     5.     The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

     [Use following paragraph 1 only for fiscal year-end consolidating financial statements]

     1. Attached hereto as Schedule 1 are the year-end consolidating financial statements required by Section 6.01(d) of the Agreement for the fiscal year of the Company ended as of the above date.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of      ,      .

THE GYMBOREE CORPORATION

By:

Name:

Title:

For the Quarter/Year ended ___________ (“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I.	Section 7.11(a) — Consolidated Tangible Net Worth
	A.	85% Consolidated Tangible Net Worth at Benchmark Date:	$

	B.	75% of Consolidated Net Income for each full fiscal quarter ending after Benchmark Date (no reduction for losses):	$

	C.	100% of increases in Shareholders’ Equity after Benchmark Date from issuance and sale of capital stock or other equity interests (including from conversion of debt securities):	$

	D.	Minimum required Consolidated Tangible Net Worth
		(Lines l.A +I.B + I.C):	$

	E.	Actual Consolidated Tangible Net Worth at Statement Date:
		1. Shareholders’ Equity:	$

		2. Intangible Assets:	$

		3. Consolidated Tangible Net Worth (I.E.1 less I.E.2):	$

	F.	Excess (deficient) for covenant compliance (Line I.E.3 less I.D):	$

II.	Section 7.11 (b) — Consolidated Asset Coverage Ratio
	A.	Current Assets determined as of Statement Date:
		1. Cash:	$

		2. Marketable Securities:	$

		3. Trade Accounts Receivable:	$

		4. Inventory:	$

		5. Current Assets (II.A.1 + 2 + 3 + 4):	$

	B.	Current Liabilities as of Statement Date	$

	C.	Outstanding Amounts as of Statement Date (without duplication to II.B):	$

	D.	Consolidated Asset Coverage Ratio (II.A.5 ÷ (II.B + II.C):	to 1.00
Minimum Required: 1.00:1.00

III.	Section 7.11(c) — Consolidated Adjusted Leverage Ratio
	A.	Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):
		1. Consolidated Net Income for Subject Period:	$

		2. Consolidated Interest Charges for Subject Period:	$

		3. Provision for income taxes payable during Subject Period:	$

		4. Depreciation expense for Subject Period:	$

		5. Amortization expense for Subject Period:	$

		6. Consolidated EBITDA (III.A.1 + 2 + 3 + 4 + 5):	$

	B.	1. Lease Expenses for Subject Period:	$

		2. Consolidated Adjusted EBITDAR (III.A.6 + III.B.1):	$

	C.	Consolidated Funded Indebtedness at Statement Date:	$

	D.	Lease Expenses for Subject Period:	$

	E.	6 x III.D:	$

	F.	Consolidated Leverage Ratio ((III.C+III.E) ÷ III.B.2):	to 1.00
Maximum permitted. 3.00:1.00
IV.	Section 7.12 — Capital Expenditures
	A.	Capital expenditures made during fiscal year to date:	$

	B.	Maximum permitted capital expenditures for fiscal year:	$

	C.	Excess (deficient) for covenant compliance
		(Line IV.B less IV.A):	$

EXHIBIT D

FORM OF GUARANTY

     THIS GUARANTY AGREEMENT (this “Guaranty”), dated as of [     ], 200     , is made by each Guarantor named in the signature pages hereof (each a “Guarantor” and, collectively, the “Guarantors”) in favor of Bank of America, N.A., (the “Lender”).

     WHEREAS, The Gymboree Corporation, a Delaware corporation (the “Company”), certain Subsidiaries of the Company as co-borrowers and the Lender are parties to a Credit Agreement dated as of August 11, 2003 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”).

     WHEREAS, it is a condition precedent to the Loans and issuances of Letters of Credit under the Credit Agreement that each Guarantor guarantee the indebtedness and other obligations of the Borrowers to the Lender under or in connection with the Credit Agreement as set forth herein. Each Guarantor, as a Subsidiary of the Company, will derive substantial direct and indirect benefits from the making of the Loans to, and issuances of Letters of Credit for the account of, the Company and the other Borrowers pursuant to the Credit Agreement (which benefits are hereby acknowledged by each Guarantor).

     NOW, THEREFORE, to induce the Lender to enter into the Credit Agreement, and in consideration thereof, each Guarantor hereby agrees as follows:

     SECTION 1 Definitions; Interpretation.

     (a)  Terms Defined in Credit Agreement. All capitalized terms used in this Guaranty (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

     (b)  Certain Defined Terms. As used in this Guaranty (including in the recitals hereof), the following terms shall have the following meanings:

     “Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

     “Guaranteed Obligations” has the meaning set forth in Section 2.

     “Guarantor Documents” means this Guaranty and all other certificates, documents, agreements and instruments delivered to the Lender under or in connection with this Guaranty and the Loan Documents.

     “Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in either case undertaken under Debtor Relief Laws.

     “Other Taxes” has the meaning set forth in Section 9(c).

     “Solvent” means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code and, in the alternative, for purposes of the UFTA or UFCA; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

     “Subordinated Debt” has the meaning set forth in Section 7(a).

     “Subordinated Debt Payments” has the meaning set forth in Section 7(b).

     “Taxes” has the meaning set forth in Section 9(b).

     “UFCA” means the Uniform Fraudulent Conveyance Act as in effect in the applicable jurisdiction.

     “UFTA” means the Uniform Fraudulent Transfer Act as in effect in the applicable jurisdiction.

     (c)  Interpretation. The rules of interpretation set forth in Sections 1.02 to 1.05 of the Credit Agreement shall be applicable to this Guaranty and are incorporated herein by this reference.

     SECTION 2 Guaranty.

     (a)  Guaranty. Each Guarantor hereby unconditionally and irrevocably guarantees to the Lender, and its respective successors, endorsees, transferees and assigns, the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of the indebtedness, liabilities and other obligations of the Borrowers to the Lender under or in connection with the Credit Agreement, the Notes and the other Loan Documents, including all unpaid principal of the Loans, all amounts owing in respect of the L/C Obligations, all interest accrued thereon, all fees due under the Credit Agreement and all other amounts payable by the Borrowers to the Lender thereunder or in connection therewith. The terms “indebtedness,” “liabilities” and “obligations” are used herein in their most comprehensive sense and include any and all advances, debts, obligations and liabilities, now existing or hereafter arising, whether voluntary or involuntary and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether recovery upon such indebtedness, liabilities and obligations may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any Debtor Relief Law, and including interest that accrues after the commencement by or against the Borrowers or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding. The foregoing indebtedness, liabilities and other obligations of the Borrowers, and all other indebtedness, liabilities and obligations to be paid or performed by the Guarantors in connection with this Guaranty (including any and all amounts due under Section 15), shall hereinafter be collectively referred to as the “Guaranteed Obligations.”

     (b)  Limitation of Guaranty. To the extent that any court of competent jurisdiction shall impose by final judgment under applicable law (including the UFTA and §§544 and 548 of the Bankruptcy Code) any limitations on the amount of any Guarantor’s liability with respect to the Guaranteed Obligations which the Lender can enforce under this Guaranty, the Lender by its acceptance hereof accepts such limitation on the amount of such Guarantor’s liability hereunder to the extent needed to make this Guaranty and the Guarantor Documents fully enforceable and nonavoidable.

     SECTION 3 Liability of Guarantors. The liability of the Guarantors under this Guaranty shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance which might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

     (i)  such Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Guarantor and shall not be contingent upon the Lender’s exercise or enforcement of any remedy it may have against the Borrowers or any other Person;

     (ii)  this Guaranty is a guaranty of payment when due and not merely of collectibility;

     (iii)  such Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge such Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and

     (iv)  such Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall such Guarantor be exonerated or discharged by, any of the following events:

     (A)  any Insolvency Proceeding with respect to any Borrower, such Guarantor, any other Loan Party or any other Person;

     (B)  any limitation, discharge, or cessation of the liability of any Borrower, such Guarantor, any other Loan Party or any other Person for any Guaranteed Obligations due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;

     (C)  any merger, acquisition, consolidation or change in structure of any Borrower, such Guarantor or any other Loan Party or Person, or any sale, lease, transfer or other disposition of any or all of the assets or shares of any Borrower, such Guarantor, any other Loan Party or other Person;

     (D)  any assignment or other transfer, in whole or in part, of the Lender’s interests in and rights under this Guaranty or the other Loan Documents, including the Lender’s right to receive payment of the Guaranteed Obligations;

     (E)  any claim, defense, counterclaim or set-off, other than that of prior performance, that any Borrower, such Guarantor, any other Loan Party or other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;

     (F)  the Lender’s amendment, modification, renewal, extension, cancellation or surrender of any Loan Document or any Guaranteed Obligations;

     (G)  the Lender’s vote, claim, distribution, election, acceptance, action or inaction in any Insolvency Proceeding related to the Guaranteed Obligations; and

     (H)  any other guaranty, whether by such Guarantor or any other Person, of all or any part of the Guaranteed Obligations or any other indebtedness, obligations or liabilities of any Borrower to the Lender.

     SECTION 4 Consents of Guarantors. Each Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from such Guarantor:

     (i)  the principal amount of the Guaranteed Obligations may be increased or decreased and additional Obligations of the Loan Parties under the Loan Documents may be incurred, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;

     (ii)  the time, manner, place or terms of any payment under any Loan Document may be extended or changed, including by an increase or decrease in the interest rate on any Guaranteed Obligation or any fee or other amount payable under such Loan Document, by an amendment, modification or renewal of any Loan Document or otherwise;

     (iii)  the time any Borrower’s (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the Lender may deem proper;

     (iv)  the Lender may discharge or release, in whole or in part, any other Loan Party or any other Person liable for the payment and performance of all or any part of the Guaranteed Obligations, and may permit or consent to any such action or any result of such action, nor shall the Lender be liable to the Guarantors for any failure to collect or enforce payment or performance of the Guaranteed Obligations from any Person;

     (v)  the Lender may take and hold security (legal or equitable) of any kind, at any time, as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof;

     (vi)  the Lender may request and accept other guaranties of the Guaranteed Obligations and any other indebtedness, obligations or liabilities of the Borrowers to the Lender and may, from time to time, in whole or in part, surrender, release, subordinate, modify, waive, rescind, compromise or extend any such guaranty and may permit or consent to any such action or the result of any such action; and

     (vii)  the Lender may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege (including the right to accelerate the maturity of any Loan and any power of sale) granted by any Loan Document or other security document or agreement, or otherwise available to the Lender, with respect to the Guaranteed Obligations, even if the exercise of such right, remedy, power or privilege affects or eliminates any right of subrogation or any other right of the Guarantors against the Borrowers;

     all as the Lender may deem advisable, and all without impairing, abridging, releasing or affecting this Guaranty.

     SECTION 5 Guarantor Waivers.

     (a)  Certain Waivers. Each Guarantor waives and agrees not to assert:

     (i)  any right to require the Lender to marshal assets in favor of any Borrower, such Guarantor, any other Loan Party or any other Person, to proceed against any Borrower, any other Loan Party or any other Person, or to pursue any other right, remedy, power or privilege of the Lender whatsoever;

     (ii)  the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations;

     (iii)  any defense arising by reason of any lack of corporate or other authority or any other defense of any Borrower, such Guarantor or any other Person;

     (iv)  any defense based upon the Lender’s errors or omissions in the administration of the Guaranteed Obligations;

     (v)  any rights to set-offs and counterclaims;

     (vi)  any defense based upon an election of remedies (including, if available, an election to proceed by nonjudicial foreclosure) which destroys or impairs the subrogation rights of such Guarantor or the right of such Guarantor to proceed against any Borrower or any other obligor of the Guaranteed Obligations for reimbursement; and

     (vii)  without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or which may conflict with the terms of this Guaranty.

     (b)  Additional Waivers. Each Guarantor waives any and all notice of the acceptance of this Guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by the Lender upon this Guaranty, or the exercise of any right, power or privilege hereunder. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guaranty. Each Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon any Borrower, such Guarantor or any other Person with respect to the Guaranteed Obligations.

     (c)  Independent Obligations. The obligations of each Guarantor hereunder are independent of and separate from the obligations of any Borrower and any other Loan Party and upon the occurrence and during the continuance of any Default or event of Default, a separate action or actions may be brought against such Guarantor, whether or not such Borrower or any such other Loan Party is joined therein or a separate action or actions are brought against any Borrower or any such other Loan Party.

     (d)  Financial Condition of the Borrowers. No Guarantor shall have any right to require the Lender to obtain or disclose any information with respect to: (i) the financial condition or character of any Borrower or the ability of any Borrower to pay and perform the Guaranteed Obligations; (ii) the Guaranteed Obligations; (iii) the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations; (iv) any action or inaction on the part of the Lender or any other Person; or (v) any other matter, fact or occurrence whatsoever.

     SECTION 6 Subrogation. Until the Guaranteed Obligations shall be satisfied in full and the Commitment shall be terminated, no Guarantor shall have, and no Guarantor shall directly or indirectly exercise, (i) any rights that it may acquire by way of subrogation under this Guaranty, by any payment hereunder or otherwise, (ii) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Guaranty or (iii) any other right which it might otherwise have or acquire (in any way whatsoever) which could entitle it at any time to share or participate in any right, remedy or security of the Lender as against any Borrower or other Loan Parties, whether in connection with this Guaranty, any of the other Loan Documents or otherwise. If any amount shall be paid to any Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Lender and shall forthwith be paid to the Lender to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

     SECTION 7 Subordination.

     (a)  Subordination to Payment of Guaranteed Obligations. All payments on account of all indebtedness, liabilities and other obligations of the Borrowers to each Guarantor, whether created under, arising out of or in connection with any documents or instruments evidencing any Credit Extensions to the Borrowers or otherwise, including all principal on any such Credit Extensions, all interest accrued thereon, all fees and all other amounts payable by any Borrower to such Guarantor in connection therewith, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined (the “Subordinated Debt”) shall be subject, subordinate and junior in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment in full in cash or cash equivalents of the Guaranteed Obligations.

     (b)  No Payments. As long as any of the Guaranteed Obligations shall remain outstanding and unpaid, no Guarantor shall accept or receive any payment or distribution by or on behalf of any Borrower, directly or indirectly, of assets of any Borrower of any kind or character, whether in cash, property or securities, including on account of the purchase, redemption or other acquisition of Subordinated Debt, as a result of any collection, sale or other disposition of collateral, or by set-off, exchange or in any other manner, for or on account of the Subordinated Debt (“Subordinated Debt Payments”), except that if no Default or Event of Default exists, a Guarantor shall be entitled to accept and receive regularly scheduled payments and other payments in the ordinary course on the Subordinated Debt, in accordance with the terms of the documents and instruments governing the Subordinated Debt and other Subordinated Debt Payments in respect of Subordinated Debt not evidenced by documents or instruments, in each case to the extent permitted under Article VII of the Credit Agreement. During the existence of a Default or Event of Default (or if any Default or Event of Default would exist immediately after the making of a Subordinated Debt Payment), and until such Default or Event of Default is cured or waived, such Guarantor shall not make, accept or receive any Subordinated Debt Payment. In the event that, notwithstanding the provisions of this Section 7, any Subordinated Debt Payments shall be received in contravention of this Section 7 by any Guarantor before all Guaranteed Obligations are paid in full in cash or cash equivalents, such Subordinated Debt Payments shall be held in trust for the benefit of the Lender and shall be paid over or delivered to the Lender for application to the payment in full in cash or cash equivalents of all Guaranteed Obligations remaining unpaid to the extent necessary to give effect to this Section 7, after giving effect to any concurrent payments or distributions to the Lender in respect of the Guaranteed Obligations.

     (c)  Subordination of Remedies. As long as any Guaranteed Obligations shall remain outstanding and unpaid, no Guarantor shall, without the prior written consent of the Lender:

     (i)  accelerate, make demand or otherwise make due and payable prior to the original stated maturity thereof any Subordinated Debt or bring suit or institute any other actions or proceedings to enforce its rights or interests under or in respect of the Subordinated Debt;

     (ii)  exercise any rights under or with respect to (A) any guaranties of the Subordinated Debt, or (B) any collateral held by it, including causing or compelling the pledge or delivery of any collateral, any attachment of, levy upon, execution against, foreclosure upon or the taking of other action against or institution of other proceedings with respect to any collateral held by it, notifying any account debtors of any Borrower or asserting any claim or interest in any insurance with respect to any collateral, or attempt to do any of the foregoing;

     (iii)  exercise any rights to set-offs and counterclaims in respect of any indebtedness, liabilities or obligations of such Guarantor to any Borrower against any of the Subordinated Debt; or

     (iv)  commence, or cause to be commenced, or join with any creditor other than the Lender in commencing, any Insolvency Proceeding.

     (d)  Subordination Upon Any Distribution of Assets of the Borrowers. In the event of any payment or distribution of assets of any Borrower of any kind or character, whether in cash, property or securities, upon any Insolvency Proceeding with respect to or involving such Borrower, (i) all amounts owing on account of the Guaranteed Obligations, including all interest accrued thereon at the contract rate both before and after the initiation of any such proceeding, whether or not an allowed claim in any such proceeding, shall first be paid in full in cash, or payment provided for in cash or in cash equivalents, before any Subordinated Debt Payment is made; and (ii) to the extent permitted by applicable law, any Subordinated Debt Payment to which such Guarantor would be entitled except for the provisions hereof, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors or other liquidating agent making such payment or distribution directly to the Lender for application to the payment of the Guaranteed Obligations in accordance with clause (i).

     (e)  Authorization to the Lender. If, while any Subordinated Debt is outstanding, any Insolvency Proceeding is commenced by or against any Borrower or its property:

     (i)  the Lender is hereby irrevocably authorized and empowered (in the name of the Lender or in the name of any Guarantor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of the Subordinated Debt and give acquittance therefor and to file claims and proofs of claim and take such other action (including voting the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Lender; and

     (ii)  each Guarantor shall promptly take such action as the Lender may reasonably request (A) to collect the Subordinated Debt for the account of the Lender and to file appropriate claims or proofs of claim in respect of the Subordinated Debt, (B) to execute and deliver to the Lender, such powers of attorney, assignments and other instruments as it may request to enable it to enforce any and all claims with respect to the Subordinated Debt, and (C) to collect and receive any and all Subordinated Debt Payments.

     SECTION 8 Continuing Guaranty. This Guaranty is a continuing guaranty and agreement of subordination relating to any Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time under successive transactions, and the Guarantors expressly acknowledge that this Guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist. This Guaranty shall continue in effect and be binding upon the Guarantors until termination of the Commitment and payment and performance in full of the Guaranteed Obligations.

     SECTION 9 Payments.

     (a)  Payments. Each Guarantor hereby agrees, in furtherance of the foregoing provisions of this Guaranty and not in limitation of any other right which the Lender or any other Person may have against such Guarantor by virtue hereof, upon the failure of any Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under §362(a) of the Bankruptcy Code), such Guarantor shall forthwith pay, or cause to be paid, in cash, to the Lender an amount equal to the amount of the Guaranteed Obligations then due as aforesaid (including interest which, but for the filing of a petition in any Insolvency Proceeding with respect to such Borrower, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in any such Insolvency Proceeding). Each Guarantor shall make each payment hereunder, unconditionally in full without set-off, counterclaim or other defense, on the day when due in Dollars, in immediately available funds, to the Lender at such office of the Lender and to such account as are specified in the Credit Agreement.

     (b)  Any and all payments by any Guarantor to or for the account of the Lender under any Guarantor Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of the Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Lender is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If any Guarantor shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Guarantor Document to the Lender then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 9(b)), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make such deductions, (iii) such Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, such Guarantor shall furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof.

     (c)  In addition, each Guarantor agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Guarantor Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Guarantor Document (hereinafter referred to as “Other Taxes”).

     (d) If any Guarantor shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Guarantor Document to the Lender, such Guarantor shall also pay to the Lender, at the time interest is paid, such additional amount that the Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Lender would have received if such Taxes or Other Taxes had not been imposed.

     (e)  Each Guarantor agrees to indemnify the Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 9(e)) paid by the Lender, (ii) amounts payable under Section 9(d) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (e) shall be made within 30 days after the date the Lender makes a demand therefor.

     (f)  Any payments by any Guarantor hereunder the application of which is not otherwise provided for herein, shall be applied in the order specified in Section 8.03 of the Credit Agreement

     (g)  The agreements in this Section 9 shall survive the payment of all Guaranteed Obligations.

     SECTION 10 Representations and Warranties. Each Guarantor represents and warrants to the Lender that:

     (a)  Organization and Powers. Each Guarantor is (i) duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own its assets and carry on its business and (B) to execute, deliver, and perform its obligations under this Guaranty and the other Guarantor Documents to which it is a party, (iii) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (iv) is in compliance with all Laws, except in each case referred to in clause (ii)(A), clause (iii) or clause (iv), to the extent that failure to do so individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

     (b)  Authorization; No Conflict. The execution, delivery and performance by each Guarantor of this Guaranty and any other Guarantor Documents have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of such Guarantor’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation to which such Guarantor is a party or any order, injunction, writ or decree of any Governmental Authority or arbitral award to which such Guarantor or its property is subject; or (iii) violate any Law applicable to such Guarantor.

     (c)  Binding Obligation. This Guaranty has been, and the other Guarantor Documents, when executed and delivered against each Guarantor that is party thereto, will have been, duly executed and delivered by each such Guarantor that is party thereto. This Guaranty constitutes, and each other Guarantor Document when so executed and delivered will constitute, a legal, valid and binding obligation of such Guarantor, enforceable against each Guarantor that is party thereto in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization and other similar laws affecting creditors’ rights generally, and except that the remedy of specific performance or similar equitable relief is available only at the discretion of the court before which enforcement is sought.

     (d)  Governmental Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Guarantor of this Guaranty or any other Guarantor Documents.

     (e)  No Prior Assignment. No Guarantor has previously assigned any interest in the Subordinated Debt or any collateral relating thereto, no Person other than a Guarantor owns an interest in any of the Subordinated Debt or any such collateral (whether as joint holders of the Subordinated Debt, participants or otherwise), and the entire Subordinated Debt is owing only to the Guarantors.

     (f)  Solvency. Immediately prior to and after and giving effect to the incurrence of each Guarantor’s obligations under this Guaranty such Guarantor is and will be Solvent.

     (g)  Consideration. Each Guarantor has received at least “reasonably equivalent value” (as such phrase is used in §548 of the Bankruptcy Code, in §3439.04 of the California Uniform Fraudulent Transfer Act and in comparable provisions of other applicable law) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations.

     (h)  Independent Investigation. Each Guarantor hereby acknowledges that it has undertaken its own independent investigation of the financial condition of the Borrowers and all other matters pertaining to this Guaranty and further acknowledges that it is not relying in any manner upon any representation or statement of the Lender with respect thereto. Each Guarantor represents and warrants that it has received and reviewed copies of the Loan Documents and that it is in a position to obtain, and it hereby assumes full responsibility for obtaining, any additional information concerning the financial condition of the Borrowers and any other matters pertinent hereto that any Guarantor may desire. No Guarantor is relying upon or expecting the Lender to furnish to such Guarantor any information now or hereafter in the Lender’s possession concerning the financial condition of the Borrowers or any other matter.

     SECTION 11 Reporting Covenant. So long as any Guaranteed Obligations shall remain unsatisfied, each Guarantor agrees that it shall furnish to the Lender: (a) prompt written notice of any condition or event which has resulted, or that could reasonably be expected to result, in a Material Adverse Effect; and (b) such other information respecting the operations, properties, business or condition (financial or otherwise) of such Guarantor or its Subsidiaries as the Lender may from time to time reasonably request.

     SECTION 12 Additional Affirmative Covenants. So long as any Guaranteed Obligations shall remain unsatisfied, each Guarantor agrees that:

     (a)  Preservation of Existence, Etc. Each Guarantor shall (i) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Section 7.04 or 7.05 of the Credit Agreement; and (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

     (b)  Further Assurances and Additional Acts. Each Guarantor shall execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents and assurances and perform such acts as the Lender shall deem necessary or appropriate to effectuate the purposes of this Guaranty and the other Guarantor Documents, and promptly provide the Lender with evidence of the foregoing satisfactory in form and substance to the Lender.

     (c)  Credit Agreement Covenants. Each Guarantor shall observe, perform and comply with all covenants applicable to such Guarantor set forth in Articles VI and VII of the Credit Agreement, which by their terms the Borrowers are required to cause such Guarantor to observe, perform and comply with, as if such covenants were set forth in full herein.

     (d)  Governmental Consents. Each Guarantor shall maintain all authorizations, consents, approvals, licenses, exemptions of, or filings or registrations with, any Governmental Authority, or approvals or consents of any other Person, required in connection with this Guaranty or any other Guarantor Documents.

     SECTION 13 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed, emailed (subject to the provisions of the final sentence of this Section 13) or delivered, in the case of any Guarantor, to the address or facsimile number or email address specified on the signature page hereof, and in the case of the Lender, to the address or facsimile number or email address specified in the Credit Agreement, or to such other address, facsimile number or email address as shall be designated by such party in a notice to the other parties. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone, when delivered; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of the final sentence of this Section 13), when delivered. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, and to distribute documents for execution by the parties thereto, and may not be used for any other purpose.

     SECTION 14 No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Guarantor Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     SECTION 15 Costs and Expenses; Indemnification.

     (a)  Costs and Expenses. Each Guarantor shall: (i) pay or reimburse the Lender for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Guaranty and the other Guarantor Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs (including the allocated cost of internal legal services and all disbursements of internal counsel); and (ii) pay or reimburse the Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Guaranty or the other Guarantor Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Lender and the cost of independent public accountants and other outside experts retained by the Lender.

     (b) Indemnification. Whether or not the transactions contemplated hereby are consummated, each Guarantor shall indemnify, save and hold harmless the Lender and its respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Guarantor Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall have any liability for any indirect or consequential damages relating to this Guaranty, the Credit Agreement or any other Guaranty Document or Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).

     (c)  Defense. At the election of any Indemnitee, a Guarantor shall defend such Indemnitee using legal counsel satisfactory to such Indemnitee in such Person’s sole discretion, at the sole cost and expense of such Guarantor.

     (d)  Interest. Any amounts payable by any Guarantor under this Section 15 or otherwise under this Guaranty if not paid upon demand shall bear interest from the date of such demand until paid in full, at a fluctuating interest rate per annum at all times equal to the Default Rate applicable to Base Rate Loans to the fullest extent permitted by applicable Law. Any such interest shall be due and payable upon demand and shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed.

     (e)  Payment. All amounts due under this Section 15 shall be payable within ten Business Days after demand therefor.

     (f)  Survival. The agreements in this Section 15 shall survive the termination of the Commitment and repayment of all Guaranteed Obligations.

     SECTION 16 Right of Set-Off. In addition to any rights and remedies of the Lender provided by law, upon the occurrence and during the continuance of any Default or Event of Default, the Lender is authorized at any time and from time to time, without prior notice to any Guarantor, any such notice being waived by such Guarantor to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by the Lender to or for the credit or the account of such Guarantor against any and all Obligations owing to the Lender, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Guaranty or any other Guarantor Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. The Lender agrees (by its acceptance hereof) promptly to notify such Guarantor after any such set-off and application made by the Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

     SECTION 17 Marshalling; Payments Set Aside. The Lender shall not be under any obligation to marshal any assets in favor of any Guarantor or any other Person or against or in payment of any or all of the Guaranteed Obligations. To the extent that any Guarantor makes a payment to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

     SECTION 18 Benefits of Guaranty. This Guaranty is entered into for the sole protection and benefit of the Lender and its respective successors and assigns, and no other Person (other than any Indemnitee specified herein) shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Guaranty. The Lender, by its acceptance of this Guaranty, shall not have any obligations under this Guaranty to any Person other than the Guarantors, and such obligations shall be limited to those expressly stated herein.

     SECTION 19 Binding Effect; Assignment.

     (a)  Binding Effect. This Guaranty shall be binding upon each Guarantor and its successors and assigns, and inure to the benefit of and be enforceable by the Lender and its respective successors, endorsees, transferees and assigns.

     (b)  Assignment. Except to the extent otherwise provided in the Credit Agreement, no Guarantor shall have the right to assign or transfer its rights and obligations hereunder or under any other Guarantor Documents without the prior written consent of the Lender. The Lender may, without notice to or consent by any Guarantor, sell, assign, transfer or grant participations in all or any portion of the Lender’s rights and obligations hereunder and under the other Guarantor Documents in connection with any sale, assignment, transfer or grant of a participation by the Lender in accordance with Section 10.07 of the Credit Agreement of or in its rights and obligations thereunder and under the other Loan Documents. In the event of any grant of a participation, the participant (A) shall be deemed to have a right of set-off under Section 16 in respect of its participation, and (B) shall also be entitled to the benefits of Section 15.

     SECTION 20 Governing Law and Jurisdiction.

     (a)  THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

     (b)  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER GUARANTOR DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH GUARANTOR AND THE LENDER (BY ITS ACCEPTANCE HEREOF) CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH GUARANTOR IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS GUARANTY OR ANY OTHER GUARANTOR DOCUMENT. EACH GUARANTOR AND THE LENDER (BY ITS ACCEPTANCE HEREOF) WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

     (c)  Each Guarantor hereby irrevocably appoints the Company, with an office as listed in Section 9.02 of the Credit Agreement, as its authorized agent (in such capacity, the “Process Agent”) with all powers necessary to receive on its behalf service of copies of the summons and complaint and any other process which may be served in any action or proceeding arising out of or relating to this Guaranty and the other Guarantor Documents in any of the courts in and of the State of California. Such service may be made by mailing or delivering a copy of such process to each Guarantor in care of the Process Agent at the Process Agent’s address and such Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf and agrees that the failure of the Process Agent to give any notice of any such service to such Guarantor shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. As an alternative method of service, such Guarantor also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Guarantor at its address specified on the signature page hereof. If for any reason the Company shall cease to act as Process Agent, such Guarantor shall appoint forthwith, in the manner provided for herein, a successor Process Agent qualified to act as an agent for service of process with respect to all courts in and of the State of California and acceptable to the Lender.

     (d)  Nothing in this Section 20 shall affect the right of the Lender to serve legal process in any other manner permitted by law or limit the right of the Lender to bring any action or proceeding against any Guarantor or its property in the courts of other jurisdictions.

     SECTION 21 Waiver of Jury Trial. EACH GUARANTOR AND THE LENDER (BY ITS ACCEPTANCE HEREOF) HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THE GUARANTOR DOCUMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES OR ANY OF THEM WITH RESPECT TO THE GUARANTOR DOCUMENTS, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH GUARANTOR AND THE LENDER (BY ITS ACCEPTANCE HEREOF) HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     SECTION 22 Entire Agreement; Amendments and Waivers. This Guaranty together with the other Guarantor Documents embodies the entire agreement of the Guarantors with respect to the matters set forth herein and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof and shall not be amended except by written agreement of the Guarantors and the Lender. No waiver of any rights of the Lender under any provision of this Guaranty or consent to any departure by any Guarantor therefrom shall be effective unless in writing and signed by the Lender. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     SECTION 23 Severability. If any provision of this Guaranty or the other Guarantor Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty and the other Guarantor Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     SECTION 24 Confidentiality. By its acceptance hereof, the Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to the Credit Agreement, (e) in connection with the exercise of any remedies hereunder or thereunder or any suit, action or proceeding relating to the Credit Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 24, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under the Credit Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Guarantor, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 24 or (ii) becomes available to the Lender on a nonconfidential basis from a source other than any Borrower or any Guarantor. For the purposes of this Section 24, “Information” means all information received from any Guarantor relating to such Guarantor or its business, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by such Guarantor (or other Loan Party); provided that, in the case of information received from any Guarantor after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 24 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Information” shall not include, and the Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated by the Credit Agreement.

     SECTION 25 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Guarantor Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Guarantor in respect of any such sum due from it to the Lender hereunder or under the other Guarantor Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of the Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Judgment Currency, the Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Lender from such Guarantor in the Agreement Currency, such Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Lender in such currency, the Lender (by its acceptance hereof) agrees to return the amount of any excess to such Guarantor (or to any other Person who may be entitled thereto under applicable law). The agreements in this Section 25 shall survive the termination of the Commitment and repayment of all Guaranteed Obligations.

     SECTION 26 Future Guarantors. At such time following the date hereof as any Subsidiary of the Company (an “Acceding Subsidiary”) is required to accede hereto pursuant to the terms of Section 6.12 of the Credit Agreement, such Acceding Subsidiary shall execute and deliver to the Lender an accession agreement substantially in the form of Annex 1 (the “Accession Agreement’), signifying its agreement to be bound by the provisions of this Guaranty as a Guarantor to the same extent as if such Acceding Subsidiary had originally executed this Guaranty as of the date hereof.

     SECTION 27 Counterparts. This Guaranty may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each Guarantor has executed this Guaranty, as of the date first above written.

[GUARANTOR]
By

Title

Address for Notices:
c/o

Attn.:

Fax No.:

[GUARANTOR]
By

Title

Address for Notices:
c/o

Attn.:

Fax No.:

[GUARANTOR]
By

Title

Address for Notices:
c/o

Attn.:

Fax No.:

Annex 1
to the Guaranty

FORM OF ACCESSION AGREEMENT

To:	Bank of America, N.A.

Re:

     Ladies and Gentlemen:

          This Accession Agreement is made and delivered pursuant to Section 26 of that certain Guaranty dated as of [     ], 200     (as amended, modified, renewed or extended from time to time, the “Guaranty”), made by each Guarantor named in the signature pages thereof (each a “Guarantor”) in favor of Bank of America, N.A., (the “Lender”). All capitalized terms used in this Accession Agreement and not otherwise defined herein shall have the meanings assigned to them in either the Guaranty or the Credit Agreement.

          The Gymboree Corporation (the “Company”) is party to that certain Credit Agreement dated as of August 11, 2003 (the “Credit Agreement”) by and among the Company, certain subsidiaries of the Company as co-borrowers and the Lender.

          The undersigned,      [insert name of acceding Guarantor], a      [corporation, partnership, limited liability company, etc.], is a Subsidiary of the Company and hereby acknowledges for the benefit of the Lender that it shall be a “Guarantor” for all purposes of the Guaranty effective from the date hereof. The undersigned confirms that the representations and warranties set forth in Section 10 of the Guaranty are true and correct as to the undersigned as of the date hereof.

          Without limiting the foregoing, the undersigned hereby agrees to perform all of the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Guaranty, including Section 11 and Section 12 thereof, to the same extent and with the same force and effect as if the undersigned were an original signatory thereto.

          This Accession Agreement shall constitute a Loan Document under the Credit Agreement.

          THIS ACCESSION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

     IN WITNESS WHEREOF, the undersigned has executed this Accession Agreement, as of the date first above written.

[GUARANTOR]
By

Title

Address for Notices:
c/o

Attn.:

Fax No.:

EXHIBIT E

OPINION MATTERS

     The matters contained in the following Sections of the Credit Agreement should be covered by the legal opinion relating to the Company and the additional Borrowers incorporated in the United States:

•	Section 5.01(a), (b) and (c)

•	Section 5.02

•	Section 5.03

•	Section 5.04

•	Section 5.06

•	Section 5.15(b)

     The matters contained in the following Sections of the Credit Agreement should be covered by the legal opinions to be delivered by foreign counsel relating to the Borrowers incorporated in the United Kingdom, the Republic of Ireland and Canada:

•	Section 5.01(a), (b) and (c)

•	Section 5.02

•	Section 5.03

•	Section 5.04

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EXHIBIT F

FORM OF REQUEST TO INCREASE COMMITMENT

Date: _____________

To:	Bank of America, N.A.
315 Montgomery Street
13th Floor
San Francisco CA 94104
	Attn:	Lisa Thomas
Senior Vice President

Ladies and Gentlemen:

     Reference is made to that certain Credit Agreement, dated as of August 11, 2003 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between The Gymboree Corporation, a Delaware corporation (the “Company”), the additional co-borrowers named therein and Bank of America, N.A. (the “Lender”).

     Pursuant to Section 2.12 of the Agreement, on behalf of the Company, the undersigned Responsible Officer hereby requests the Lender to increase the Commitment on a one-time basis by [$10,000,000], with effect from [     ].

     The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the      of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Lender on the behalf of the Company, and that:

     1.     Attached hereto is a true, correct and complete copy of resolutions authorizing the Company to increase the Commitment adopted by the Board of Directors of the Company at a meeting duly called, convened and held on [     ] at which a quorum was present and acting throughout. Such resolutions have not been amended, rescinded or modified since their adoption and are in full force and effect as of this date.

     2.     Each of the Loan Parties has, by all necessary corporate or other organizational action, approved or consented to the increase of the Commitment by the amount stated herein, and such approvals or consents are in full force and effect as of this date.

     3.     Attached hereto as Schedule 1 is the duly executed Consent and Agreement of the Borrowers to the delivery of this request and to the increase in the Commitment.

     4.     Before and after giving effect to the increase of the Commitment,

F-1

     (a)  the representations and warranties of the Company and each Borrower contained in Article V of the Agreement, or which are contained in any document furnished at any time under or in connection with the Loan Documents, are and shall be true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are and shall be true and correct as of such earlier date, and except that for purposes of this Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement; and

     (b)  as of the date hereof, no Default or Event of Default exists.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of      ,      .

THE GYMBOREE CORPORATION

By:

Name:

Title:

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SCHEDULE 1

CONSENT AND AGREEMENT OF BORROWERS

     Reference is made to that certain Credit Agreement, dated as of August 11, 2003 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between The Gymboree Corporation, a Delaware corporation (the “Company”), the additional co-borrowers named therein (the “Borrowers”) and Bank of America, N.A. (the “Lender”). Pursuant to Section 2.12 of the Agreement, the Company has requested the Lender to increase the Commitment on a one-time basis by [$10,000,000], with effect from [     ]. The Borrowers hereby acknowledge and consent to the delivery by the Company of the request to increase the Commitment by [$10,000,000] and to such increase in the Commitment.

GYMBOREE MANUFACTURING, INC.
GYM-MARK, INC.
GYMBOREE RETAIL STORES, INC.
THE GYMBOREE STORES, INC.
GYMBOREE LOGISTICS PARTNERSHIP
GYMBOREE PLAY PROGRAMS, INC.
GYMBOREE OPERATIONS, INC.
GYMBOREE, INC. (CANADA)
GYMBOREE INDUSTRIES LIMITED.
GYMBOREE U.K. LEASING LIMITED
GYMBOREE OF IRELAND, LIMITED

By:

Name:

Title:

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